Exhibit 99.2

Index to Unaudited Condensed Financial Statements of SmartStop Self Storage, Inc. and Subsidiaries

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Real estate facilities:
Land	$181,307,296	$198,963,903
Buildings	439,216,034	471,514,948
Site improvements	44,482,636	45,757,720

	665,005,966	716,236,571
Accumulated depreciation	(77,406,123)	(65,612,805)

	587,599,843	650,623,766
Construction in process	79,073	2,063,594

Real estate facilities, net	587,678,916	652,687,360
Real estate held for sale	63,105,075	-
Other assets related to real estate held for sale	7,025,124	-
Cash and cash equivalents	17,165,143	14,934,776
Restricted cash	6,774,818	5,124,979
Investments in unconsolidated entities	7,359,412	7,459,489
Investments in and advances to managed REITs	64,306,844	18,970,033
Other assets	15,175,457	4,785,443
Deferred financing costs, net of accumulated amortization	4,778,792	6,595,933
Intangible assets, net of accumulated amortization	3,125,911	10,700,348
Trademarks, net of accumulated amortization	10,900,000	11,460,000
Goodwill	10,305,000	12,705,000

Total assets	$797,700,492	$745,423,361

LIABILITIES AND EQUITY
Debt	$463,606,390	$421,314,180
Debt related to real estate held for sale	15,196,859	-
Accounts payable and accrued liabilities	16,621,801	16,049,595
Accounts payable and accrued liabilities related to assets held for sale	875,737	-
Merger related liabilities	16,328,668	-
Distributions payable	3,502,706	3,587,764
Deferred tax liability	159,617	291,091

Total liabilities	516,291,778	441,242,630
Commitments and contingencies (Note 11)
Equity:
SmartStop Self Storage, Inc. equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common Stock, $0.001 par value; 700,000,000 shares authorized; 58,611,848 and 57,985,861 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	58,612	57,986
Additional paid-in capital	500,807,752	495,105,818
Distributions	(177,553,262)	(147,014,446)
Accumulated deficit	(59,286,121)	(64,692,729)
Accumulated other comprehensive loss	(5,071,099)	(2,831,301)

Total SmartStop Self Storage, Inc. equity	258,955,882	280,625,328

Noncontrolling interest in our Operating Partnership	22,482,531	23,476,228
Other noncontrolling interests	(29,699)	79,175

Total noncontrolling interests	22,452,832	23,555,403

Total equity	281,408,714	304,180,731

Total liabilities and equity	$797,700,492	$745,423,361

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Self storage rental revenue	$26,864,934	$24,715,929	$76,582,921	$70,700,877
Ancillary operating revenue	797,576	819,331	2,345,754	2,288,733
Investment management revenue	895,733	—	2,251,232	—

Total revenues	28,558,243	25,535,260	81,179,907	72,989,610

Operating expenses:
Property operating expenses	8,767,748	7,879,993	25,932,733	23,367,675
Property operating expenses – affiliates	—	2,019,120	—	7,864,670
Investment management expenses	1,029,266	—	2,192,553	—
General and administrative	2,829,173	1,547,096	8,219,011	3,666,611
Depreciation	5,206,062	4,986,765	15,547,496	14,732,649
Intangible amortization expense	1,072,595	1,372,422	3,735,020	4,440,501
Merger related expenses	3,736,072	—	5,543,836	—
Self administration and investment management transaction expenses	—	969,983	—	1,689,364
Acquisition expenses – affiliates	—	107,019	—	719,264
Other acquisition expenses	1,565	890	137,413	74,061

Total operating expenses	22,642,481	18,883,288	61,308,062	56,554,795

Operating income	5,915,762	6,651,972	19,871,845	16,434,815
Other income (expense):
Interest expense	(5,676,550)	(4,491,139)	(16,717,211)	(13,530,800)
Deferred financing amortization expense	(712,545)	(335,951)	(2,052,812)	(993,208)
Equity in earnings of unconsolidated entities	2,517,527	148,078	7,511,873	539,541
Equity in earnings - gain related to property sale by unconsolidated entity	—	1,876,787	—	1,876,787
Other	(1,710,375)	(847,296)	(2,929,004)	(915,103)

Net income	333,819	3,002,451	5,684,691	3,412,032
Net income attributable to the noncontrolling interests in our Operating Partnership	(4,451)	(34,766)	(277,966)	(41,970)
Net (income) loss attributable to other noncontrolling interests	257	(145)	(117)	(2,984)

Net income attributable to SmartStop Self Storage, Inc.	$329,625	$2,967,540	$5,406,608	$3,367,078

Net income per share – basic	$0.01	$0.05	$0.09	$0.06
Net income per share – diluted	$0.01	$0.05	$0.09	$0.06

Weighted average shares outstanding – basic	58,383,917	57,256,783	58,307,327	56,810,214
Weighted average shares outstanding – diluted	58,441,342	57,260,533	58,418,687	56,813,964

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$333,819	$3,002,451	$5,684,691	$3,412,032
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,171,105)	(1,000,579)	(2,239,798)	(757,367)
Change in fair value of interest rate swap	—	87,194	—	223,042

Other comprehensive loss	(1,171,105)	(913,385)	(2,239,798)	(534,325)

Comprehensive income (loss)	(837,286)	2,089,066	3,444,893	2,877,707
Comprehensive (income) loss attributable to noncontrolling interests:

Comprehensive (income) loss attributable to the noncontrolling interests in our Operating Partnership	58,548	(23,281)	(157,403)	(34,516)

Comprehensive (income) loss attributable to other noncontrolling interests	257	(145)	(117)	(2,984)

Comprehensive income (loss) attributable to SmartStop Self Storage, Inc.	$(778,481)	$2,065,640	$3,287,373	$2,840,207

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)

	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total SmartStop Self Storage, Inc. Equity	Noncontrolling Interests	Total
Balance as of December 31, 2014	57,985,861	$57,986	$495,105,818	$(147,014,446)	$(64,692,729)	$(2,831,301)	$280,625,328	$23,555,403	$304,180,731
Issuance of restricted stock	178,077	178	—	—	—	—	178	—	178
Distributions ($0.70 per share)	—	—	—	(30,538,816)	—	—	(30,538,816)	—	(30,538,816)
Distributions to noncontrolling interests	—	—	—	—	—	—	-	(1,301,363)	(1,301,363)
Issuance of shares for distribution reinvestment plan	447,910	448	4,573,230	—	—	—	4,573,678	—	4,573,678
Stock based compensation expense	—	—	1,299,413	—	—	—	1,299,413	—	1,299,413
Reduction of noncontrolling interest through additional investment	—	—	(170,709)	—	—	—	(170,709)	(79,291)	(250,000)
Net income attributable to SmartStop Self Storage, Inc.	—	—	—	—	5,406,608	—	5,406,608	—	5,406,608
Net income attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	278,083	278,083
Foreign currency translation adjustment	—	—	—	—	—	(2,239,798)	(2,239,798)	—	(2,239,798)

Balance as of September 30, 2015	58,611,848	$58,612	$500,807,752	$(177,553,262)	$(59,286,121)	$(5,071,099)	$258,955,882	$22,452,832	$281,408,714

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$5,684,691	$3,412,032
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization expense	21,204,307	20,166,358
Noncash interest expense	(96,951)	(79,379)
Expense related to issuance of restricted stock	1,299,413	17,410
Equity in earnings of unconsolidated entities	(7,086,703)	(455,784)
Distributions from unconsolidated entities	3,195,143	898,560
Equity in earnings - gain related to property sale by unconsolidated entity	—	(1,876,787)
Foreign currency exchange loss	2,452,129	402,857
Increase (decrease) in cash from changes in assets and liabilities:
Restricted cash	(1,649,839)	(310,953)
Other assets	(496,401)	(26,844)
Accounts payable and other accrued liabilities	5,334,628	2,977,571
Due to affiliates	—	(1,741,355)
Advances to managed REITs	1,309,611	—

Net cash flows provided by operating activities	31,150,028	23,383,686

Cash flows from investing activities:
Purchase of real estate	(4,375,000)	(15,024,304)
Additions to real estate facilities	(2,218,788)	(4,738,704)
Development and construction of real estate facilities	(13,771,603)	(4,394,247)
Self administration and investment management transaction	—	(13,000,000)
Acquisition fees received subject to acquisition fee tail agreement	2,426,991	—
Acquisition fees paid to SSH under acquisition fee tail agreement	(2,874,241)	—
Investments in managed REITs	(60,000,000)	(10,296,913)
Repayment of investments in managed REITs	16,000,000	—
Acquisition of interest in reinsurance company	—	(3,750,000)
Proceeds from return of investment in unconsolidated entities	—	9,919,910
Additional investment in unconsolidated entities	(250,000)	(5,818,261)

Net cash flows used in investing activities	(65,062,641)	(47,102,519)

Cash flows from financing activities:
Proceeds from issuance of real estate secured debt	14,000,000	28,000,000
Proceeds from issuance of KeyBank Bridge Loan	60,000,000	—
Principal payments on real estate secured debt	(3,623,388)	(3,093,639)
Repayment of real estate secured debt	(4,450,985)	(9,095,098)
Repayment of KeyBank Bridge Loan	(6,000,000)	—
Deferred financing costs	(329,650)	(609,085)
Offering costs	—	(49,323)
Payment of deposit to fund merger related and payroll expenses	(11,210,809)	—
Merger related deposits received	16,328,668	—
Distributions paid to common stockholders	(26,045,251)	(16,015,205)
Distributions paid to noncontrolling interests	(1,306,129)	(306,270)

Net cash flows provided by (used in) financing activities	37,362,456	(1,168,620)

Effect of exchange rate changes on cash	(375,299)	(37,883)

Increase (decrease) in cash and cash equivalents	3,074,544	(24,925,336)
Cash and cash equivalents, beginning of period	14,934,776	39,603,949

Cash and cash equivalents, end of period	$18,009,320	$14,678,613

See notes to consolidated financial statements.

	Nine Months Ended
	September 30,
Supplemental cash flow and non-cash transactions:	2015	2014
Cash paid for interest	$16,954,268	$14,159,012
Interest capitalized	$434,192	$564,605
Distributions payable	$3,502,706	$3,435,288
Issuance of shares pursuant to distribution reinvestment plan	$4,573,678	$13,764,712
Issuance of limited partnership units in our Operating Partnership related to the San Francisco property	$ —	$2,120,000

Issuance of limited partnership units in our Operating Partnership related to assets contributed in the self administration and investment management transaction	$ —	$8,632,000

Issuance of limited partnership units in our Operating Partnership related to the acquisition of an interest in a tenant reinsurance company	$ —	$3,236,500
Issuance of limited partnership units in our Operating Partnership in exchange for certain limited partnership interests	$ —	$16,903,500
Contribution of certain limited partnership interests in exchange for limited partnership interests in our Operating Partnership	$ —	$16,903,500
Remaining cash consideration payable pursuant to the self administration and investment management transaction	$ —	$4,797,487
Remaining cash consideration payable pursuant to an acquisition of an interest in a tenant reinsurance company	$ —	$372,913

Contingent consideration – acquisition fee tail agreement	$ —	$2,690,000

Foreign currency translation adjustment – Real estate facilities, net	$(7,089,437)	$(1,910,632)

See notes to consolidated financial statements

SMARTSTOP SELF STORAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Note 1. Organization

SmartStop Self Storage, Inc., a Maryland corporation (the “Company”), was formed on August 14, 2007 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. The Company’s year-end is December 31. As used in this report, “we”, “us” and “our” refer to SmartStop Self Storage, Inc.

On September 4, 2014, we and our operating partnership, SmartStop Self Storage Operating Partnership, L.P. (the “Operating Partnership”), entered into a series of transactions, agreements, and amendments to our existing agreements and arrangements (such agreements and amendments hereinafter referred to collectively as the “Self Administration and Investment Management Transaction”), with Strategic Storage Holdings, LLC (“SSH”) and our former advisor, Strategic Storage Advisor, LLC (the “Former Advisor”), pursuant to which, effective as of August 31, 2014, we acquired the self storage advisory, asset management, property management and investment management businesses of SSH. SSH was the sole member of the Former Advisor and Strategic Storage Property Management, LLC (the “Property Manager”). The Former Advisor had been responsible for, among other things, managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of our former advisory agreement we had with our Former Advisor (our “Former Advisory Agreement”). As a result of the Self Administration and Investment Management Transaction, we are now self-managed, succeed to the advisory, asset management and property management arrangements with two additional REITs, Strategic Storage Trust II, Inc. (“SST II”) and Strategic Storage Growth Trust, Inc. (“SSGT”) (collectively “the Managed REITs”), and now have the internal capability to originate, structure and manage additional investment products. Our board of directors recognized that certain potential liquidity events may be enhanced if we first became self-administered and those individuals responsible for managing our affairs were our own employees rather than those of an external advisor. For these reasons and others, we completed the Self Administration and Investment Management Transaction. See Note 4, Self Administration and Investment Management Transaction, for additional information.

Prior to the Self Administration and Investment Management Transaction, Strategic Capital Holdings, LLC, a Virginia limited liability company (our “Former Sponsor”), served as our sponsor. Our Former Sponsor was formed on July 21, 2004 to engage in private structured offerings of limited partnerships and other entities with respect to the acquisition, management and disposition of commercial real estate assets. Our Former Sponsor owns a majority of SSH, which was the sole member of both our Former Advisor and our Property Manager. Some of the officers of our Former Advisor were also officers of our Former Sponsor and of us.

On August 24, 2007, our Former Advisor purchased 100 shares of our common stock for $1,000 and became our initial stockholder. Our Third Articles of Amendment and Restatement authorize 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001.

Our Operating Partnership, a Delaware limited partnership, was formed on August 14, 2007. On August 24, 2007, our Former Advisor purchased a limited partnership interest in our Operating Partnership for $200,000 and on August 24, 2007, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that we have acquired. Inclusive of the Class B limited partnership interests, as of September 30, 2015, we owned 94.64% of the limited partnership interests of our Operating Partnership. The remaining limited partnership interests (inclusive of the Class B limited partnership interests) are owned by unaffiliated third parties (1.01%) and our Former Advisor and its affiliates (4.35%) and totaled 3,316,992 limited partnership units. As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We will conduct certain activities (such as selling packing supplies and locks; advisory and property management services; and earn tenant insurance related revenue) through our taxable REIT subsidiaries (the “TRSs”), which are our wholly-owned subsidiaries.

Through August 31, 2014, our Property Manager was Strategic Storage Property Management, LLC, a Delaware limited liability company, which was formed in August 2007 to manage our properties. SSH owned 100% of the Property Manager’s membership interests until we acquired such interests through the Self Administration and Investment Management Transaction.

Our dealer manager was Select Capital Corporation, a California corporation (our “Dealer Manager”). Our Dealer Manager was responsible for marketing our shares that were offered pursuant to the Offering. Prior to the Self Administration and Investment Management Transaction, our Chief Executive Officer, through a wholly-owned limited liability company, owned a 15% non-voting equity interest in our Dealer Manager. We acquired that equity interest through the Self Administration and Investment Management Transaction.

On March 17, 2008, we began our initial public offering of common stock (our “Initial Offering”). On May 22, 2008, we satisfied the minimum offering requirements of the Initial Offering and commenced formal operations. On September 16, 2011, we terminated the Initial Offering, having sold approximately 29 million shares for gross proceeds of approximately $289 million. On September 22, 2011, we commenced our follow-on public offering of stock for a maximum of 110,000,000 shares of common stock, consisting of 100,000,000 shares for sale to the public (our “Primary Offering”) and 10,000,000 shares for sale pursuant to our distribution reinvestment plan (collectively, our “Offering”). Our Offering terminated on September 22, 2013, having sold approximately 25 million shares of common stock for gross proceeds of approximately $256 million. On September 18, 2013, our board of directors amended and restated our distribution reinvestment plan, effective September 28, 2013, to make certain minor revisions related to the closing of our Offering. Following the termination of our Offering, on September 23, 2013, we filed with the SEC a Registration Statement on Form S-3, which incorporated the amended and restated distribution reinvestment plan and registered up to an additional $51.25 million in shares under our amended and restated distribution reinvestment plan (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders. As of September 30, 2015, we had sold approximately 56 million shares of common stock for gross proceeds of approximately $572 million under all of our offerings. In anticipation of a potential future liquidity event, our board of directors approved the termination of our share redemption program on November 1, 2013, which termination became effective December 1, 2013. On April 2, 2015 our board of directors approved the suspension of our distribution reinvestment plan.

As we accepted subscriptions for shares of our common stock, we transferred substantially all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional limited partnership units in our Operating Partnership. However, we were deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and our Operating Partnership was deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units (except for Class D Units) that will be equivalent to the distributions made to holders of our common stock. In March 2011, we adopted Amendment No. 1 to our Operating Partnership’s First Amended and Restated Limited Partnership Agreement, which established Class D Units, and our Operating Partnership issued approximately 120,000 Class D Units in connection with our acquisition of the Las Vegas VII and Las Vegas VIII properties. The Class D Units have all of the rights, powers, duties and preferences of our Operating Partnership’s other limited partnership units, except that they are subject to a distribution limit and the holders of the Class D Units have agreed to modified exchange rights that prevent them from exercising their exchange rights until the occurrence of a specified event (see Note 11). The distribution for the Class D Units was initially zero, but was set to an annualized rate of $0.70 per unit as of April 1, 2014. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions as outlined in the limited partnership agreement. Our Former Advisor was prohibited from exchanging or otherwise transferring its limited partnership units so long as it was acting as our advisor pursuant to our Former Advisory Agreement.

On September 4, 2014, we adopted the Third Amended and Restated Agreement of Limited Partnership of our Operating Partnership and issued Class B Limited Partnership Units (“Class B Units”) in connection with the Self Administration and Investment Management Transaction. See Note 4, Self Administration and Investment Management Transaction, for additional information.

As of September 30, 2015, we owned 127 self storage facilities (126 were wholly owned and one was 99% owned by us) located in 17 states (Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Mississippi, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia) and Canada (the Greater Toronto Area). As of September 30, 2015, we also had noncontrolling interests in two additional self storage facilities.

As a result of the Self Administration and Investment Management Transaction, we are now the sponsor for SSGT and SST II and are therefore entitled to receive various fees and expense reimbursements pursuant to the respective advisory and property management agreements. As of September 30, 2015, SSGT owned nine self storage properties and SST II owned 32 self storage properties.

On June 15, 2015, we and our Operating Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Extra Space Storage Inc., a Maryland corporation (“Extra Space”), Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”), Edgewater REIT Acquisition (MD) LLC, a Maryland limited liability company and a direct or indirect wholly-owned subsidiary of Extra Space OP (“Merger Sub I”) and Edgewater Partnership Acquisition (DE) LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of Extra Space OP (“Merger Sub II”). Pursuant to the terms of the Merger Agreement, we have agreed to merge with and into Merger Sub I (the “Company Merger”) and, immediately after such merger, for Merger Sub II to merge with and into our Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). See Note 3, Merger, for additional information related to the Mergers and the other transactions contemplated by the Merger Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The condensed consolidated balance sheet as of December 31, 2014 has been derived from the Company’s audited financial statements as of that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.

Reclassifications

Certain amounts previously reported in our 2014 financial statements have been reclassified to conform to the fiscal 2015 presentation.

Principles of Consolidation

Our financial statements, the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, the financial statements of Self Storage REIT, LLC (REIT I) and Self Storage REIT II, LLC (REIT II) are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests both as of and during the periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (a “VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of the VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. As of September 30, 2015 and December 31, 2014, we had entered into contracts/interests that are deemed to be variable interests in VIEs; those variable interests include both lease agreements and equity investments. We have evaluated those variable interests against the criteria for consolidation and determined that we are not the primary beneficiary of certain investments discussed further in the “Equity Investments” section of this note.

As of December 31, 2013, we had an equity interest in a self storage property located in San Francisco, California (“SF Property”) which was deemed to be a VIE of which we were the primary beneficiary. As such, the SF Property was consolidated in our consolidated financial statements since the date we first acquired our interest in the property through the REIT I merger. In January 2010, we acquired an approximately 2% additional interest in the SF Property, bringing our then total interest to approximately 12%. The SF Property is owned by a Delaware Statutory Trust (“DST”), and by virtue of the trust agreement, the investors in the trust did not have the direct or indirect ability through voting rights to make decisions about the DST’s significant activities. The REIT I operating partnership (the “REIT I Operating Partnership”) had also entered into a lease agreement for the SF Property, in which the REIT I Operating Partnership was the tenant, which exposed it to losses of the VIE that could be significant to the VIE and also allowed it to direct activities of the VIE that determined its economic performance by means of its operation of the leased facility. In connection with the REIT I merger, our Former Sponsor entered into an agreement to indemnify us for any losses as a result of potential shortfalls in the lease payments required to be made by the REIT I Operating Partnership. Despite such indemnification, we were deemed to be the primary beneficiary, as our Former Sponsor was not deemed to have a variable interest in the SF Property.

During January and February 2014, we acquired an additional approximately 86% of interests in the SF Property (through our acquisition of beneficial interests in the DST) from approximately 45 third-party sellers bringing our total interest to approximately 98%. During May 2014, we acquired an additional approximately 1% from one third-party seller, bringing our ownership to approximately 99%. During September 2015, we acquired an additional approximately 1% from one third-party seller, bringing our current ownership to 100%. Given that we had consolidated the SF Property since we acquired the original interest, the acquisition of interests during 2014 were treated as acquisitions of noncontrolling interests and the SF Property has since been consolidated as a majority owned subsidiary whereas we previously consolidated it as a VIE. For additional discussion, see Note 5.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets and of assets held by equity method investees, and the useful lives of real estate assets and intangibles. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash equivalents in financial institutions in excess of insured limits, but believe this risk is mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes, insurance and capital improvements in connection with the requirements of certain of our loan agreements.

Purchase Price Allocation

We account for acquisitions in accordance with accounting guidance which requires that we allocate the purchase price of the property to the tangible and intangible assets acquired and the liabilities assumed based on estimated fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, as of the acquisition date and to adjust those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which we may adjust the provisional amounts recognized for an acquisition). Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land and estimates of depreciated replacement cost of equipment, building and site improvements. In allocating the purchase price, we determine whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date we have not allocated any portion of the purchase price to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $0.4 million and approximately $1.3 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the first nine months of 2015 and 2014, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we will not have concentrations of significant customers and the average customer turnover is fairly frequent. Our acquisition-related transaction costs are required to be expensed as incurred. During the three months ended September 30, 2015 and 2014, we expensed approximately $0.0 million and $0.1 million, respectively, of acquisition related transaction costs and during the nine months ended September 30, 2015 and 2014, we expensed approximately $0.1 and $0.8 million, respectively, of acquisition related transaction costs.

Should the initial accounting for an acquisition be incomplete by the end of a reporting period that falls within the measurement period, we report provisional amounts in our financial statements. During the measurement period, we adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and we record those adjustments to our financial statements. We apply those measurement period adjustments that we determine to be significant retrospectively to comparative information in our financial statements, potentially including adjustments to interest, depreciation and amortization expense.

Evaluation of Possible Impairment of Long-Lived Assets

Management will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. As of September 30, 2015 and December 31, 2014, no impairment losses have been recognized.

Goodwill Valuation

We have recorded goodwill of approximately $12.7 million as a result of the Self Administration and Investment Management Transaction. Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is allocated to various reporting units, as applicable, and is not amortized. We will perform an annual impairment test for goodwill and between annual tests, we will evaluate the recoverability of goodwill whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be fully recoverable. In our impairment tests of goodwill, we will first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on this assessment, management determines that the fair value of the reporting unit is not less than its carrying amount, then performing the additional two-step impairment test is unnecessary. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge will be recognized.

Trademarks

Trademarks are based on the value of our brands. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the brand name. We used the following significant projections and assumptions to determine value under the relief from royalty method: revenues; royalty rate; tax expense; terminal growth rate; and discount rate. For the SmartStop® trademark, the projections underlying this relief from royalty model were forecasted for eight years and then a terminal value calculation was applied. For the Strategic Storage® trademark, the projections underlying the relief from royalty model were forecasted for six years. Applying the selected pretax royalty rates to the applicable revenue base in each period yielded pretax income for each of our trademarks. These pretax totals were tax effected utilizing the applicable tax rate to arrive at net, after-tax cash flows. The net, after-tax cash flows were then discounted to present value utilizing an appropriate discount rate. The present value of the after-tax cash flows were then added to the present value of the amortization tax benefit (considering the 15-year amortization of intangible assets pursuant to U.S. tax legislation) to arrive at the recommended fair values for the trademarks.

We will evaluate whether any triggering events or changes in circumstances have occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. If any change in circumstance or triggering event occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuations methods is adversely impacted, the impact could result in a material impairment charge in the future.

In connection with the Self Administration and Investment Management Transaction, we recorded $11.5 million associated with the two primary trademarks acquired. Prior thereto we had no amounts recorded related to trademarks.

Approximately $10.9 million of the original $11.5 million of trademarks relates to the “SmartStop®” trademark, which is an indefinite-lived intangible. The remaining approximately $0.6 million relates to our “Strategic Storage®” trademark and will be amortized over a five year period.

As of September 30, 2015 and December 31, 2014, we had accumulated amortization of $130,000 and $40,000, respectively, associated with the “Strategic Storage®” trademark.

Equity Investments

Our investments in unconsolidated real estate entities and VIEs in which we are not the primary beneficiary, where we have significant influence, but not control, are recorded under the equity method of accounting in the accompanying consolidated financial statements. Under the equity method, our investments in real estate entities are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings of real estate entities are generally recognized based on the allocation of cash distributions upon liquidation of the investment in accordance with the joint venture agreements.

Investments representing passive preferred equity and/or noncontrolling interests are accounted for under the cost method. Under the cost method, our investments in real estate ventures are carried at cost and adjusted for other-than-temporary declines in fair value, distributions representing a return of capital and additional investments.

Through mergers with REIT I and REIT II in 2009, we acquired preferred equity and/or noncontrolling interests in unconsolidated real estate entities all of which were deemed to be VIEs. We currently have one such interest and have evaluated such interest against the amended criteria for consolidation and determined that we are not the primary beneficiary, generally due to our inability to direct significant activities that determine the economic performance of the VIE. The investment is a passive interest in two self storage facilities (such properties are owned by a DST, and by virtue of the related trust agreements, the investors have no direct or indirect ability through voting rights to make decisions about its significant activities) and is therefore accounted for under the cost method; our aggregate investment therein is approximately $0.1 million. Our ownership interest in such investment was approximately 1.49% and our risk of loss is limited to our investment therein.

We owned a 12% interest in Westport LAX LLC, a joint venture that originally acquired a net leased industrial property (the “Hawthorne Property”) in California. This investment was accounted for under the equity method. In July 2014 the Hawthorne Property was sold, and we received a distribution of approximately $3 million relative to our 12% ownership in Westport LAX LLC, resulting in a gain of approximately $1.9 million. In February 2015, we received our final distribution and Westport LAX LLC was dissolved.

Hawthorne LLC, an affiliate of our Former Sponsor, owned 78% of Westport LAX LLC, and we had a preferred equity interest in Hawthorne LLC which entitled us to distributions equal to 10% per annum on our investment of approximately $6.9 million pursuant to terms of the preferred equity interest in Hawthorne LLC. In August 2014 we received our preferred investment in full along with the accumulated preferred return thereon in connection with the sale of the Hawthorne Property. The remaining 10% interest in Westport LAX LLC was owned by a third party, who was also the co-manager, along with our Former Sponsor, of the Hawthorne Property. Such third party was the acting manager and directed the operating activities of the property that determined its economic performance. We, along with other non-affiliated parties, were guarantors on the approximately $19 million loan that encumbered the Hawthorne Property until the property was sold in July 2014 and the loan was assumed by the buyer. As of September 30, 2015, we had no further exposure to loss as a result of our involvement with this VIE.

Investments in and Advances to Managed REITs

As of September 30, 2015, we owned equity investments with a carrying value of approximately $0.2 million in the Managed REITs. We account for these investments using the equity method of accounting as we have the ability to exercise significant influence, but not control, over the Managed REITs’ operating and financial policies through our advisory and property management agreements with the respective Managed REITs. The equity method of accounting requires the investment to be initially recoded at cost and subsequently adjusted for our share of equity in the respective Managed REIT’s earnings and reduced by distributions.

Included in investments in and advances to managed REITs as of September 30, 2015 are receivables from the Managed REITs of approximately $3.4 million and our investment in the preferred units in the Managed REITs, totaling approximately $60.9 million. For additional discussion, see Note 9.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets and rents contractually due but unpaid are included in other assets.

Investment management revenue – affiliates includes advisory, asset management, property management and other similar fees. Such fees are earned pursuant to the advisory and property management agreements with the Managed REITs. The fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Allowance for Doubtful Accounts

Tenant accounts receivable are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future.

Real Estate Facilities

Real estate facilities are recorded at cost. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	30 to 35 years
Site Improvements	7 to 15 years

Depreciation of Personal Property Assets

Personal property assets, consisting primarily of furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets in our consolidated balance sheets.

Intangible Assets

We allocate a portion of the real estate purchase price of a property to in-place leases. We are amortizing in-place leases on a straight-line basis over the estimated future benefit period. As of September 30, 2015 and December 31, 2014, accumulated amortization of in-place lease intangibles totaled approximately $52.6 million and $50.3 million, respectively.

In connection with the Self Administration and Investment Management Transaction, we allocated a portion of the consideration to the contracts that we acquired to manage the Managed REITs. We are amortizing certain amounts on a straight-line basis over the estimated benefit period of those contracts. As of September 30, 2015, the original gross amount allocated to the contracts was $5.3 million and the accumulated amortization was approximately $0.6 million and $0.2 million as of September 30, 2015 and December 31, 2014, respectively. Approximately $2.7 million of value related to the management contracts was derived from cash flows we expected to be collected and ultimately paid to SSH, pursuant to the Acquisition Fee Tail Agreement. As cash flows were received from the Managed REITs, the related net carrying value of the management contracts was reduced. As of September 30, 2015 and December 31, 2014, approximately $2.7 million and $0.4 million of such cash flows had reduced the carrying value of the contracts.

Amortization of Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of September 30, 2015 and December 31, 2014, accumulated amortization of deferred financing costs totaled approximately $9.3 million and $7.3 million, respectively.

Redeemable Common Stock

We previously had a share redemption program that enabled stockholders to sell their shares to us in limited circumstances.

We recorded amounts that were redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares were mandatorily redeemable at the option of the holder and therefore their redemption was outside our control. The maximum amount redeemable under our share redemption program was limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan were considered to be temporary equity and were presented as redeemable common stock in the accompanying consolidated balance sheets accordingly.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common shares were contingently redeemable at the option of the holder. When we determined we had a mandatory obligation to repurchase shares under the share redemption program, we reclassified such obligations from temporary equity to a liability based upon their respective settlement values.

We funded all redemptions using proceeds from the sale of shares pursuant to our distribution reinvestment plan.

In anticipation of a future possible liquidity event, on November 1, 2013, our board of directors approved the termination of our share redemption program, effective December 1, 2013.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All related adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Gains or losses on foreign currency transactions are recorded in other income (expense). For the three and nine months ended September 30, 2015, we recorded losses of approximately $1,535,000 and $2,452,000, respectively, and, for the three and nine months ended September 30, 2014, we recorded losses of approximately $487,000 and $403,000, respectively.

Accounting for Equity Awards

The cost of restricted stock is required to be measured based on the grant-date fair value and the cost to be recognized over the relevant service period.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we present herein are indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related assets and investments in unconsolidated joint ventures and related liabilities assumed and equity consideration related to our acquisitions. The fair values of these assets, liabilities and equity consideration were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets, liabilities and equity consideration as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, customer accounts receivable, other assets, accounts payable and accrued liabilities and distributions payable approximate fair value because of the relatively short-term nature of these instruments.

The table below summarizes our fixed rate notes payable at September 30, 2015 and December 31, 2014. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts, which amounts were derived using Level 3 inputs. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	September 30, 2015		December 31, 2014
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$292,718,442	$279,611,111	$301,365,360	$287,655,570

Through December 24, 2014, we had an interest rate swap on one of our loans (See Notes 7 and 8). The valuation of this instrument was determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. The analysis reflected the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with GAAP, we incorporated credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our derivatives were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, through December 24, 2014, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and had determined that the credit valuation adjustments were not significant to the overall valuation of our derivatives. As a result, we had determined that our derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy. Through December 24, 2014, we had Level 2 derivatives (interest rate swap) classified in accounts payable and accrued liabilities in our consolidated balance sheets.

Derivative Instruments and Hedging Activities

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges.

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in the consolidated statements of operations. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income, outside of earnings and subsequently reclassified to earnings when the hedged transaction affects earnings.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with amended accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partners, our Operating Partnership, including its wholly-owned subsidiaries, is consolidated with the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. In addition, we account for the noncontrolling interest in the SF Property and the SSGT and SST II advisor entities in accordance with the amended accounting guidance. The noncontrolling interests shall continue to be attributed their share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2008. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes. We have concluded that there are no significant uncertain tax positions requiring recognition or disclosure in our consolidated financial statements.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We have filed an election to treat the TRSs as taxable REIT subsidiaries. In general, the TRSs may perform additional services for our customers and generally may engage in any real estate or non-real estate related business. The TRSs are subject to corporate federal and state income tax. The TRSs follow accounting guidance which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Per Share Data

Basic earnings per share attributable to SmartStop Self Storage, Inc. for all periods presented are computed by dividing net income attributable to SmartStop Self Storage, Inc. by the weighted average number of shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share are computed by dividing net income attributable to SmartStop Self Storage, Inc. by the weighted average number of shares outstanding, adjusted for the dilutive effect of unvested restricted stock, utilizing the treasury stock method.

Recently Issued Accounting Guidance

In September 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-16, “Business Combinations” (“ASU 2015-16”). The objective of ASU 2015-16 is to simplify the accounting for business combinations by requiring that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined, rather than as retrospectively as was the previous requirement. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016 and early adoption is permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) as Accounting Standards Codification (“ASC”) Topic 606. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new standard, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. In July 2015, the FASB voted to defer the effective date by one year to annual reporting periods (including interim periods within those periods) beginning December 15, 2017 and early adoption is permitted. This ASU shall still be applied using either a full retrospective or modified retrospective approach. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of an Entity.” Under the new guidance, only disposals representing a strategic shift, such as a major line of business, a major geographical area or a major equity investment, should be presented as discontinued operations. The guidance will be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. The guidance is effective for annual financial statements with fiscal years beginning on or after December 15, 2014 with early adoption permitted for disposals or classifications as held for sale which have not been reported in financial statements previously issued or available for issuance. We adopted the guidance effective January 1, 2015 and its adoption did not have a material impact on our consolidated financial statements or financial statement disclosures.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, and to provide certain disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for the annual period ended December 31, 2016 and for annual periods and interim periods thereafter with early adoption permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements in the primary beneficiary determination. ASU 2015-02 is effective for periods beginning after December 15, 2015 and early adoption is permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. ASU 2015-03 is effective for periods beginning after December 15, 2015 and early adoption is permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

Note 3. Merger

Merger Agreement

On June 15, 2015, we entered into the Merger Agreement with Extra Space. The Merger Agreement provides that Extra Space will acquire us by way of a merger. Our board of directors (the “Board”) and us, as general partner of our Operating Partnership, have unanimously approved the Mergers, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Company Merger and all related transactions closed effective October 1, 2015.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each outstanding share of our common stock, par value $0.001 per share (the “Common Stock”), prior to the Company Merger Effective Time (other than shares owned by us and our subsidiaries or Extra Space and its subsidiaries) will be automatically converted into the right to receive an amount in cash equal to $13.75, without interest and less any applicable withholding taxes (the “Merger Consideration”). At the Company Merger Effective Time, all shares of Common Stock that are subject to vesting and other restrictions will become fully vested and be converted into the right to receive the Merger Consideration. At the effective time of the Partnership Merger, each outstanding unit of partnership interest of the Operating Partnership, other than partnership units held by us and our subsidiaries or Extra Space and its subsidiaries (including the Transferred Units), will be automatically converted into the right to receive an amount in cash equal to $13.75, without interest and less any applicable withholding taxes, provided however, if an Operating Partnership unit holder is an “accredited investor” as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and timely makes a valid election to receive common operating partnership units of Extra Space OP in lieu of cash, each unit held by such Operating Partnership unit holder will be converted into the right to receive 0.2031 common operating partnership units of Extra Space OP, including the right to receive cash in lieu of any fractional interests in such units. The aggregate consideration to be paid for shares of our Common Stock and each outstanding unit of partnership interest of the Operating Partnership in the Mergers and the satisfaction of our debt is estimated to be valued at approximately $1.4 billion.

We and Extra Space have made customary representations, warranties and covenants in the Merger Agreement. We also agreed, among other things, to (i) conduct our business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use our reasonable best efforts to maintain our material assets and properties in their current condition (subject to certain exceptions), (iii) preserve intact in all material respects our current business organization, goodwill, ongoing business and relationships with third parties, and keep available the services of our present officers, employees and service providers, (iv) maintain all insurance policies, and (v) maintain our status as a real estate investment trust.

The closing of the Company Merger was subject to the approval of the Company Merger by the affirmative vote of holders of not less than a majority of all outstanding shares of Common Stock (the “Stockholder Approval”). The Stockholder Approval was obtained at a special meeting of stockholders held on September 29, 2015, and the Company Merger closed on October 1, 2015. The Partnership Merger was approved in accordance with the Operating Partnership partnership agreement.

In connection with the Merger Agreement, each of our executive officers will be terminated in connection with the completion of the Company Merger, which will be deemed to be a termination without cause following a change in control. All severance payments relating to our executive officers’ termination will be paid at the effective time of the Company Merger (see Note 4, Self Administration and Investment Management Transaction, for additional information on our severance agreements). Additionally, the Merger Agreement generally provides that for all eligible employees, the higher of targeted annual bonus awards or actual earned annual bonus amounts will be paid at the effective time of the Company Merger. Under the terms of the Merger Agreement and the restricted stock award agreements, upon the closing of the Company Merger, any unvested time-based restricted stock will fully vest and any unvested performance-based restricted stock will vest based on linear interpolation of actual results through the end of most recently completed month versus the targeted performance (see Note 10, Stock Based Compensation, for additional information on our restricted stock). We received a deposit of $10,000,000 from Extra Space to fund these and other merger related payroll expenses, which is included in “Merger related liabilities” on our consolidated balance sheets as of September 30, 2015. We sent a cash payment of $11,210,809 to our payroll processor on September 28, 2015 to fund these and other payroll expenses, which is included in “Other assets” on our consolidated balance sheets as of September 30, 2015, as the cash was not distributed to our executive officers and employees until the closing of the Company Merger on October 1, 2015.

On August 4, 2015, we filed a definitive proxy statement with the SEC relating to the Company Merger and the other transactions contemplated by the Merger Agreement.

In connection with the Merger Agreement, we incurred legal fees, board expenses and fees, expenses of our other professional and financial advisors, and recorded certain compensation costs associated with the Merger. Such amounts are included in merger-related expenses in our statements of operations.

Sale of Excluded Assets

In connection with the Merger Agreement, we and our Operating Partnership, along with certain other wholly-owned subsidiaries of our Operating Partnership, agreed to sell to Strategic 1031, LLC, a Delaware limited liability company (“Strategic 1031”), each of the following assets identified by Extra Space as being not complementary with the Extra Space asset portfolio.

(i)	Our Operating Partnership’s membership interests in SSTI Canada Acquisitions, LLC (“SSTI Canada”), which are being sold pursuant to an asset purchase agreement, dated June 15, 2015 among us, our Operating Partnership and Strategic 1031 (the “Canadian Purchase Agreement”). Pursuant to the Canadian Purchase Agreement, our membership interests in SSTI Canada and its subsidiaries will be sold on an “as is-where is” basis for $72.0 million, less certain remaining construction costs, payable at the closing of the transaction. The net selling price was approximately $65.6 million. SSTI Canada and its subsidiaries own the real property of our Canadian properties, which include Mavis, Brewster, Dufferin, Granite and Centennial properties. The closing of the sale of our Operating Partnership’s membership interest in SSTI Canada is subject to customary closing conditions, including a condition that the transactions contemplated by the Merger Agreement have closed. The real estate assets associated with the Canadian properties are included in “real estate held for sale” on our consolidated balance sheet as of September 30, 2015.

(ii)	Our Operating Partnership’s membership interests in SSTI Ladera Land, LLC (“SSTI Ladera”), which are being sold pursuant to an asset purchase agreement, dated as of June 15, 2015 among us, our Operating Partnership and Strategic 1031 (the “Ladera Land APA”). Pursuant to the terms of the Ladera Land APA, our membership interests in SSTI Ladera will be sold on an “as is-where is” basis for an aggregate purchase price of $3.9 million, plus all entitlements and construction costs incurred, payable at the closing of the transaction. The actual selling price was approximately $14.3 million. SSTI Ladera owns approximately four acres of vacant land located in Ladera Ranch, California that is being developed. The closing of the sale of our Operating Partnership’s membership interests in SSTI Ladera is subject to customary closing conditions and the Ladera Land APA can be terminated by any party thereto if the Merger Agreement is terminated or the transactions contemplated by the Merger Agreement have not closed by March 31, 2016. The land owned by SSTI Ladera is included in “real estate held for sale” on our consolidated balance sheet as of September 30, 2015. The real estate held for sale is summarized as follows:

	SSTI Canada
	Dufferin	Mavis	Brewster	Granite	Centennial	SSTI Ladera	Total
Land	$3,467,040	$1,864,000	$2,535,040	$1,789,440	$2,833,280	$3,953,282	$16,442,082
Buildings	7,751,596	8,891,964	9,215,634	6,866,068	-	-	32,725,262
Site Improvements	313,614	569,042	544,288	116,619	-	-	1,543,563

	11,532,250	11,325,006	12,294,962	8,772,127	2,833,280	3,953,282	50,710,907
Accumulated depreciation	(1,126,190)	(1,023,592)	(702,475)	(163,139)	-	-	(3,015,396)

	10,406,060	10,301,414	11,592,487	8,608,988	2,833,280	3,953,282	47,695,511
Construction in progress	-	-	-	944,440	3,406,032	11,059,092	15,409,564

Net real estate assets	$10,406,060	$10,301,414	$11,592,487	$9,553,428	$6,239,312	$15,012,374	$63,105,075

(iii)	Our Operating Partnership’s interests in Montgomery County Self Storage, DST (“Montgomery County DST”), which are being sold pursuant to an asset purchase agreement, dated as of June 15, 2015 among us, our Operating Partnership, Self Storage REIT II, LLC, a Delaware limited liability company, USA SS REIT II Operating Partnership, L.P., a Delaware limited partnership, and Strategic 1031 (the “Montgomery DST APA”). Pursuant to the terms of the Montgomery DST APA, our beneficial interest in Montgomery County DST will be sold on an “as is-where is” basis for an aggregate purchase price of $100,000, payable at the closing of the transaction. We have an indirect 1.492% interest in Montgomery County, DST. The closing of the sale of our Operating Partnership’s interests in Montgomery County, DST is subject to customary closing conditions, including a condition that the transactions contemplated by the Merger Agreement have closed.

(iv)

Our Operating Partnership’s and certain other subsidiaries’ interests in our non-traded REIT platform (the “Non-Traded REIT Platform”), which are being sold pursuant to an asset purchase agreement, dated as of June 15, 2015 among us, our Operating Partnership, certain other wholly-owned subsidiaries of our Operating Partnership, including Strategic Storage Property Management, LLC, a Delaware limited liability company, and SmartStop Self Storage TRS, Inc., a Delaware corporation, and Strategic 1031 (the “Non-Traded REIT APA”). Pursuant to the terms of the Non-Traded REIT APA, our Non-Traded REIT platform will be sold on an “as is-where is” basis for an aggregate purchase price of $10.0 million, plus the amount of net working capital as of the month-end immediately preceding the closing of the transaction, payable at the closing of the transaction which is anticipated to occur contemporaneously, with or just before the closing of the Company Merger. The Non-Traded REIT platform includes the following: (a) SmartStop Asset Management, LLC, a Delaware limited liability company, (b) Strategic

Capital Markets Group, LLC, a Delaware limited liability company, (c) Enterprises SSTI Canada TRS Inc., a corporation formed under the laws of Quebec, and (d) SSPM Canada, LLC, a Delaware limited liability company, together with all the intellectual property associated with the Non-Traded REIT Platform. The closing of the sale of Non-Traded REIT Platform is subject to customary closing conditions, including a condition that the transactions contemplated by the Merger Agreement have closed.

The other assets associated with the Excluded Assets are included in “Other assets related to real estate held for sale” on our consolidated balance sheets as of September 30, 2015 and are summarized as follows:

	SSTI Canada	Montgomery County DST	Non-traded REIT platform	Total
Cash and cash equivalents	$211,745	$-	$632,432	$844,177
Investments in unconsolidated entities	-	100,077	-	100,077
Investments in and advances to managed REITs	-	-	156,610	156,610
Other assets	690,270	-	251,169	941,439
Deferred financing costs, net of accumulated amortization	76,154	-	-	76,154
Intangible assets, net of accumulated amortization	-	-	2,036,667	2,036,667
Trademarks, net of accumulated amortization	-	-	470,000	470,000
Goodwill	-	-	2,400,000	2,400,000

Total other assets related to real estate held for sale	$978,169	$100,077	$5,946,878	$7,025,124

Effective as of July 16, 2015, Extra Space agreed to acquire the self storage facility located in Ladera Ranch, California (the “Existing Ladera Facility”) as part of the Merger, and therefore the Existing Ladera Facility will no longer be an excluded asset. In order to effect this transaction, on July 16, 2015, we, our Operating Partnership and Strategic 1031, terminated the asset purchase agreement (the “Terrace RD APA”) with respect to our Operating Partnership’s membership interests in SSTI 30 Terrace RD, LLC (“SSTI 30 Terrace”). SSTI 30 Terrace owns the Existing Ladera Facility. Further, on July 16, 2015, we, our Operating Partnership, Extra Space, Extra Space OP, Merger Sub I and Merger Sub II entered into Amendment No. 1 to the Merger Agreement (“Amendment No. 1”). Amendment No. 1, among other things, amends the definition of “Excluded Asset Purchase Agreements” to delete the reference to the Terrace RD APA. Other than as expressly modified by Amendment No. 1, the Merger Agreement remains in full force and effect as originally executed on June 15, 2015 and the aggregate Merger Consideration payable to our stockholders remains unchanged.

On July 16, 2015, in connection with entering into Amendment No. 1, SSTI Ladera and Extra Space entered into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which Extra Space has agreed to acquire to-be-developed self storage units which, in part, will become part of a mixed-use building that SSTI Ladera intends to develop adjacent to the Existing Ladera Facility (the “New Ladera Facility”). The New Ladera Facility will be built on undeveloped land in Ladera Ranch, California that Strategic 1031 is acquiring as part of the excluded asset transactions. Extra Space has agreed to acquire the self storage unit component of the New Ladera Facility for an aggregate purchase price of $8.5 million, subject to certain adjustments. The closing is subject to due diligence and other customary closing conditions, including substantial completion of the building such that it can be occupied for its intended use, which we expect to occur in the second half of 2016.

Strategic 1031 is owned and controlled by H. Michael Schwartz, our Chief Executive Officer, President and Chairman of our Board of Directors. In light of this relationship, the sales of SSTI Canada, SSTI Ladera, Montgomery County, DST and the Non-Traded REIT platform (collectively, the “Excluded Assets”) were approved by a special committee of the Board (the “Special Committee”), consisting of our independent directors. Prior to approving the sale of the Excluded Assets, the Special Committee received valuations and a fairness opinion from third party financial advisors that the consideration received in respect of the Excluded Assets was fair to us, from a financial point of view.

To finance Strategic 1031’s purchase of the Excluded Assets, a wholly-owned subsidiary of Extra Space loaned Strategic 1031 approximately $84.3 million pursuant to promissory notes and a pledge and security agreement between Strategic 1031 and such Extra Space subsidiary. The loans will be secured by an interest in the Excluded Assets and will accrue interest at a rate of seven percent (7%) per annum. Up to $62.3 million of the loans evidenced by the promissory notes will have a term of 120 days after the closing and the remaining approximately $22.0 million will have a term of 365 days after the closing. We received a deposit of approximately $6.0 million from Strategic 1031 on September 29, 2015, which is included in “Merger related liabilities” on our consolidated balance sheets as of September 30, 2015.

Note 4. Self Administration and Investment Management Transaction

Overview

On September 4, 2014, we and our Operating Partnership entered into a series of transactions, agreements, and amendments to our existing agreements and arrangements (such agreements and amendments hereinafter referred to collectively as the “Self Administration and Investment Management Transaction”), with SSH and our Former Advisor, pursuant to which, effective as of August 31, 2014, we acquired the self storage advisory, asset management, property management and investment management businesses of SSH. SSH was the sole member of the Former Advisor and Property Manager. The Former Advisor had been responsible for, among other things, managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf. As a result of the Self Administration and Investment Management Transaction, we are now self-managed, succeed to the advisory, asset management and property management arrangements with two additional REITs, SST II and SSGT, and we now have the internal capability to originate, structure and manage additional investment products. The Self Administration and Investment Management Transaction and the other transactions discussed herein were approved by our board of directors at the recommendation of a special committee of the board of directors comprised solely of independent directors.

SSH Contribution Agreement

On September 4, 2014, we along with the Operating Partnership, as Contributee, and SSH, as Contributor, entered into a Contribution Agreement (the “SSH Contribution Agreement”) whereby, effective August 31, 2014, the Operating Partnership acquired substantially all of SSH’s operating assets, including (a) SSH’s 100% membership interests in (i) the Property Manager, (ii) Strategic Storage Opportunities, LLC, (iii) SmartStop Asset Management, LLC (formerly known as Strategic Storage Realty Group, LLC), the parent company of the advisors and property managers for SST II and SSGT, respectively, and (iv) Strategic Capital Markets Group, LLC, which owns a 15% non-voting equity interest in Select Capital Corporation, our former dealer manager and the current dealer manager for SST II and SSGT, (b) all equipment, furnishings, fixtures, computer equipment and certain other personal property as set forth in the SSH Contribution Agreement, (c) all intellectual property, goodwill, licenses and sublicenses granted and obtained with respect thereto (including all rights to the “SmartStop®” brand and “Strategic Storage®” related trademarks), (d) all of SSH’s Software as defined in the SSH Contribution Agreement, (e) all of SSH’s processes, practices, procedures and workforce (including a fully integrated operations team of approximately 300 self storage and other professionals), and (f) certain other assets as set forth in the SSH Contribution Agreement, in exchange for $18 million in cash and 773,395 units of limited partnership in the Operating Partnership (“OP Units”).

The SSH Contribution Agreement contains customary representations, warranties, covenants and agreements of us, the Operating Partnership and SSH.

Termination of Advisor Agreements and Contribution of Special Limited Partnership Interests

On September 4, 2014, we along with the Operating Partnership entered into a Termination of Advisory Agreement (the “Advisory Agreement Termination”) with the Former Advisor. Pursuant to the Advisory Agreement Termination, the advisory agreement between us, the Operating Partnership, and our Former Advisor was terminated, effective August 31, 2014, and is of no further force and effect.

In addition, Self Storage REIT, LLC, a wholly-owned subsidiary of the Operating Partnership (“REIT I”), entered into a Termination of Advisory Agreement (the “REIT I Advisory Agreement Termination”) with USA Self Storage Advisor LLC, the advisor to REIT I (“REIT I Advisor”), and Self Storage REIT II, LLC, a wholly-owned subsidiary of the Operating Partnership (“REIT II”), entered into a Termination of Advisory Agreement (the “REIT II Advisory Agreement Termination”) with SS REIT II Advisor, LLC, the advisor to REIT II (“REIT II Advisor”), resulting in the termination of the respective advisory agreements of REIT I and REIT II.

On September 4, 2014, pursuant to a limited partner interest contribution agreement (the “Limited Partner Interest Contribution Agreement”), by and among the Operating Partnership, USA Self Storage Operating Partnership, LP (“REIT I Operating Partnership”), USA SS REIT II Operating Partnership, L.P. (“REIT II Operating Partnership”), the Former Advisor, REIT I Advisor and REIT II Advisor, (1) the Former Advisor contributed its special limited partner interest in the Operating Partnership to the Operating Partnership in exchange for 659,696 OP Units and 691,876 Class B Limited Partnership Units of the Operating Partnership (“Class B Units”), (2) REIT I Advisor contributed both its special limited partner interest in the Operating Partnership and its Class B limited partnership units in REIT I Operating Partnership to the Operating Partnership in exchange for 102,846 OP Units and 107,863 Class B Units, and (3) REIT II Advisor contributed both its special limited partner interest in the Operating Partnership and its Class B limited partnership units in REIT II Operating Partnership to the Operating Partnership in exchange for 30,188 OP Units and 31,660 Class B Units.

As a result of the Limited Partner Interest Contribution Agreement, the Former Advisor, REIT I Advisor, and REIT II Advisor no longer have a special limited partner interest in the Operating Partnership, REIT I Operating Partnership or REIT II Operating Partnership; however, the Former Advisor, REIT I Advisor and REIT II Advisor will now hold OP Units and Class B Units in the Operating Partnership. See “Amendments to Operating Partnership Agreements” below. The Class B Units shall have the following rights, preferences and limitations:

•	The Class B Units shall be converted on a per unit basis into OP Units at the later of (i) two years from the date of issuance, or (ii) the date on which the OP Units have a fully diluted estimated net asset value per unit (after giving effect to the conversion of the Class B Units) exceeding $10.81, calculated in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (IPA) in April 2013 (the “IPA Guidelines”); provided, however, that the estimated net asset value per unit shall take into account the value of the assets acquired by the Operating Partnership, pursuant to the SSH Contribution Agreement and the Churchill Contribution Agreement (as defined below);

•	The Class B Units shall be automatically converted into OP Units in the event of a change in control or listing event (with market value in a listing measured by the average closing price during a 30-day period commencing at any time between 180 days and 540 days following listing) at a price in excess of $10.81 per share;

•	The Class B Units shall only be converted to the extent that, after giving effect to such conversion, the value of a share in the event of a change in control or listing event is greater than $10.81;

•	The Class B Units shall have no distribution rights and, hence, will receive no distributions prior to their conversion to OP Units; and

•	The Class B Units shall have no voting rights, except for approval rights for any amendments to the rights and obligations of the Class B Units.

The Limited Partner Interest Contribution Agreement contained various customary representations and warranties.

Pursuant to the terms noted above, upon the closing of the Company Merger, the Class B Units will be converted into OP Units.

Amendments to Operating Partnership Agreements

On September 4, 2014, we entered into a Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”), which amends and supersedes the Second Amended and Restated Limited Partnership Agreement (the “Former OP Agreement”). In addition, REIT I entered into Amendment No. 2 to the Agreement of Limited Partnership of REIT I Operating Partnership (the “REIT I OP Agreement Amendment”), and REIT II entered into Amendment No. 2 to the Agreement of Limited Partnership of REIT II Operating Partnership (the “REIT II OP Agreement Amendment”).

As a result of the entry into the above-described Limited Partner Interest Contribution Agreement and the Operating Partnership Agreement, the REIT I OP Agreement Amendment, and the REIT II OP Agreement Amendment, (1) references to the special limited partner interests previously held by the Former Advisor, REIT I Advisor, and REIT II Advisor in each of the respective operating partnerships have been removed from the respective agreements, in connection with the exchange of such interests pursuant to the Limited Partner Interest Contribution Agreement, and (2) provisions related to the subordinated incentive distributions payable to the special limited partners pursuant to the special limited partnership interests have been removed from the respective agreements. Accordingly, we and the Operating Partnership will no longer have any obligation to make the distributions of Net Sale Proceeds, Subordinated Incentive Listing Distribution, Subordinated Distribution Due Upon Extraordinary Transaction or Subordinated Distribution Due Upon Termination (each as defined in the Former OP Agreement).

Agreement Regarding Acquisition Fees

We, the Operating Partnership and SSH agreed that for a period of six months following the closing of the Self Administration and Investment Management Transaction, subject to certain extensions, SSH, as the parent company of the Former Advisor and former ultimate parent company of Strategic Storage Advisor II, LLC, the advisor to SST II, and SS

Growth Advisor, LLC, the advisor to SSGT, will retain any and all acquisition fees that would have been due under their respective advisory agreements (“Acquisition Fee Tail Agreement”) with respect to any properties whose acquisition was pending, under contract, or was otherwise in process as of the closing of the Self Administration and Investment Management Transaction. The parties agreed that the first $2.0 million in such acquisition fees otherwise payable will be deferred until the payout ratio (as defined in the agreement and calculated to include the payment of any portion of the deferred fees that SSH is entitled to be paid) is 100% or less for any quarterly period. Such payout ratio was achieved for the three months ended June 30, 2015 such that the first $2.0 million became due. As of September 30, 2015, all amounts had been paid to SSH under the Acquisition Fee Tail Agreement.

Fair Value of Consideration Transferred

We accounted for the SSH Contribution Agreement discussed above as a business combination under the acquisition method of accounting. During the three and nine months ended September 30, 2014, legal fees and fees and expenses of our other professional and financial advisors related to the Self Administration and Investment Management Transaction of approximately $1.0 million and $1.7 million, respectively, were incurred and are included in the self administration and investment management transaction expenses line-item in the accompanying consolidated statements of operations.

The fair value of the consideration transferred totaled approximately $29.1 million and consisted of the following:

Estimated Fair Value of Consideration Transferred:	September 4, 2014
Cash(1)	$17,797,486
OP Units	8,632,000
Contingent consideration - acquisition fee tail	2,690,000

Total consideration transferred	$29,119,486

(1)	The SSH Contribution Agreement called for a true-up related to the assumption of certain operating assets and liabilities. We assumed a net liability of approximately $0.2 million and such amount was netted against the cash payment otherwise due to SSH.

The estimated fair value of the Company’s OP Units issued was determined using an income approach to value the property and advisory businesses and management’s estimates of the Company’s net asset value, adjusted for market related adjustments and illiquidity discounts.

These fair value measurements are based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 2. The key assumptions used in estimating the fair value of the OP Unit consideration included (i) an aggregate combined minority and marketability discount of 10%, (ii) a capitalization rate of 5.5% and (iii) annual net operating income of approximately $61 million.

Allocation of Consideration

The consideration transferred pursuant to the SSH Contribution Agreement was allocated to the assets acquired and liabilities assumed, based upon their estimated fair values as of the acquisition date. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

September 4, 2014
Identifiable Assets Acquired at Fair Value
Cash and cash equivalents	$90,351
Property and equipment	157,000
Investments in and advances to managed REITs	403,000
Other assets	87,835
Trademarks	11,500,000
Management contracts	5,290,000

Total identifiable assets acquired	17,528,186

Identifiable Liabilities Assumed at Fair Value
Accounts payable and accrued expenses	783,700

September 4, 2014
Deferred tax liabilities, net	330,000

Total liabilities assumed	1,113,700

Net identifiable assets acquired	16,414,486
Goodwill	12,705,000

Net assets acquired	$29,119,486

The intangible assets acquired primarily consist of trademarks and the management and advisory contracts that we have with the Managed REITs.

The value of the management and advisory contracts were determined based on a discounted cash flow valuation of the projected revenues of the acquired contracts.

The deferred tax liability is the result of differences between the GAAP carrying value of certain assets and the carrying value for tax purposes related to activities which are conducted through our TRS.

The goodwill recognized is supported by several factors of the Company as a combined entity, including that the Company is one of the largest self storage REITs and the investment management business brings an established management platform with numerous strategic benefits including growth from new income streams and the ability to offer new products.

Fair Value of Equity Exchanged Related to the Contribution of Special Limited Partnership Interests

In connection with the Limited Partner Interest Contribution Agreement, the Former Advisor, REIT I Advisor, and REIT II Advisor contributed their special limited partnership interests and 20,000 OP Units in exchange for OP Units and Class B Units. The exchange was accounted for as a transaction among equity holders with no gain or loss recognized. The fair value of the special limited partnership interests contributed was approximately $16.9 million, while the book value of the OP Units and Class B Units issued that were recorded in noncontrolling interest was approximately $7.9 million. The difference between the fair value of the special limited partnership interest received and the book value of the OP Units and Class B Units issued was recorded to additional paid in capital.

The estimated fair values of the Company’s OP Units and Class B Units issued were determined using an income approach to value the property and advisory businesses and management’s estimates of the Company’s net asset value, adjusted for market related adjustments and illiquidity discounts.

These fair value measurements are based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 2. The key assumptions used in estimating the fair value of the OP Unit consideration and Class B Unit consideration, as applicable, included (i) a discount rate of 14%, (ii) an aggregate combined minority and marketability discount of 10%, (iii) capitalization rates ranging from 5.5% to 6.0% and (iv) annual net operating income ranging from approximately $61 million to $68 million.

Acquisition of Interest in Reinsurance Company

On September 4, 2014, we along with the Operating Partnership, as Contributee, and Churchill TRI, LLC (“Churchill”), an affiliate of our Chief Executive Officer and President, as Contributor, entered into a Contribution Agreement (the “Churchill Contribution Agreement”) whereby the Operating Partnership acquired Churchill’s ownership interest (approximately 5%) in SBOA TI Reinsurance Ltd. (the “Reinsurance Company”), a Cayman Islands exempted company, which reinsures a portion of the insurance required by the program insurer of the tenant insurance program, whereby tenants of our self storage facilities and tenants of other operators participating in the program can purchase insurance to cover damage or destruction to their personal property while stored at such facilities. In addition to the tenant insurance revenues we already receive directly from the program insurer, we will now be entitled to receive our share of distributions of any profits generated by the Reinsurance Company depending on actual losses incurred by the program. Churchill contributed its interest in the Reinsurance Company in exchange for approximately $4.1 million in cash and 290,023 OP Units.

The Churchill Contribution Agreement contains customary representations, warranties, covenants and agreements of us, the Operating Partnership and Churchill.

The fair value of the total consideration of the interest in the Reinsurance Company has been preliminarily determined to be approximately $7.3 million, which consisted of approximately $4.1 million in cash and approximately $3.2 million in OP Units. Such amount is recorded in the investments in unconsolidated entities line-item in the accompanying consolidated balance sheets. Such investment is accounted for pursuant to the cost method of accounting and we recorded approximately $0.2 million and $0.5 million of income during the three months and nine months ended September 30, 2015, respectively.

Registration Rights, Lock-up and Indemnification Agreements

In connection with the issuance of (i) OP Units to SSH, Churchill, the Former Advisor, REIT I Advisor and REIT II Advisor pursuant to the terms of the SSH Contribution Agreement, the Churchill Contribution Agreement and the Limited Partner Interest Contribution Agreement, as applicable, and (ii) Class B Units, which are convertible into OP Units, to the Former Advisor, REIT I Advisor, REIT II Advisor, pursuant to the Limited Partner Interest Contribution Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with SSH, Churchill, the Former Advisor, REIT I Advisor and REIT II Advisor. Under the Registration Rights Agreement, we agreed to file, no later than six months following the date upon which our common stock becomes available for trading pursuant to the initial listing of such common stock on a national securities exchange, as such term is defined under the Exchange Act, and use commercially reasonable efforts to cause to become effective as soon as practicable thereafter, a registration statement for the offering on a continuous or delayed basis in the future covering resales of shares of our common stock that may be acquired by SSH, Churchill, the Former Advisor, REIT I Advisor or REIT II Advisor in connection with the exercise by them of the exchange rights associated with the OP Units or Class B Units.

Pursuant to the terms of the SSH Contribution Agreement, Churchill Contribution Agreement and Limited Partner Interest Contribution Agreement, none of SSH, Churchill, the Former Advisor, the REIT I Advisor or the REIT II Advisor may transfer for a period of two years any of (a) the OP Units or Class B Units it receives pursuant to the SSH Contribution Agreement, Churchill Contribution Agreement or the Limited Partner Interest Contribution Agreement, as applicable, or (b) any shares of our common stock held by any of them upon exchange of the OP Units or Class B Units pursuant to the provisions of the Operating Partnership Agreement, except for certain permitted transfers, and, upon a change in control, such restrictions on transfer shall terminate.

Pursuant to the contribution agreements discussed above, SSH, Churchill and the Special Limited Partners (collectively, the “Contributors”) agreed to indemnify us for losses incurred by us arising from or relating to (i) a breach of any representation, warranty, covenant or agreement made by the Contributors in any of their respective contribution agreements or other Self Administration and Investment Management Transaction documents; (ii) the excluded assets; and (iii) the excluded liabilities. The Contributors are not required to provide indemnification under the contribution agreements until aggregate losses incurred by us exceed $140,000, and then only to the extent of such losses over $140,000, but the maximum amount the Contributors are required to pay us for losses pursuant to such indemnification obligations is $2.1 million. We agreed to indemnify the Contributors for losses incurred by the Contributors arising from or relating to (i) a breach of any representation, warranty, covenant or agreement made by us in any of the contribution agreements or other Self Administration and Investment Management Transaction documents; (ii) the ownership or operation of the contributed assets after the closing of the Self Administration and Investment Management Transaction; and (iii) the assumed liabilities.

Severance Agreements

In connection with the Self Administration and Investment Management Transaction, we entered into severance agreements with each of our executive officers (collectively, the “Severance Agreements”). Each of the Severance Agreements for our executive officers (collectively, the “Executive Officer Severance Agreements”) provide for separation payments upon the termination of the executive officer’s employment under various conditions. The level of severance pay depends upon the circumstances of the executive officer’s termination of employment. If the executive officer violates any of the restrictive covenants set forth in the Executive Officer Severance Agreements, that executive officer’s right to receive severance payments pursuant to the Executive Officer Severance Agreements will end immediately.

Pursuant to the terms noted above, upon the closing of the Company Merger and termination of our executive officers, separation payments will be made to our executive officers.

Note 5. USA SF Self Storage, DST Acquisition

USA SF Self Storage, DST

During January and February 2014, through an indirect wholly-owned subsidiary, we closed on the purchase of an additional approximately 86% in beneficial interests (the “SF Interests”) in USA SF Self Storage, DST (the “SF DST”), a Delaware Statutory Trust sponsored by our Former Sponsor, from approximately 45 third-party sellers pursuant to separate purchase agreements with each seller. None of the purchases were contingent upon any of the others. The agreed upon purchase price of the property relating to the SF Interests acquired was approximately $20 million.

The acquisition brought our ownership of the SF DST to approximately 98%, including approximately 12% that we acquired previously in unrelated transactions (See Note 2). The consideration provided was primarily in the form of approximately $5.7 million in cash, an assumption of the pro rata debt of approximately $10.2 million and the issuance of approximately 245,000 limited partnership units in our Operating Partnership. We paid our Former Advisor approximately $0.2 million in acquisition fees in connection with these acquisitions.

During May 2014, we acquired an additional approximately 1% in beneficial interests from one third-party seller, bringing our current ownership to approximately 99%. Given that we had consolidated the SF Property since we acquired the original interest, the acquisition of interests during 2014 were treated as acquisitions of noncontrolling interests. During September 2015, we acquired the final 1% in beneficial interests from one third-party seller, bringing our ownership to 100%. This acquisition was treated as an acquisition of noncontrolling interests and recorded as an equity adjustment, and the SF Property is now consolidated as a wholly owned subsidiary whereas we previously consolidated it as a VIE.

SF DST leases its property to a master tenant (the “REIT I Tenant”) on a triple-net basis pursuant to a master lease (the “San Francisco Lease”) that had an original term of ten years and will expire on December 19, 2016. The REIT I Tenant is a wholly-owned subsidiary of us. Under the San Francisco Lease, the REIT I Tenant is required to pay a stated monthly rent equivalent to the monthly debt service payment under the loan, which is paid directly to the lender on behalf of the SF DST, a monthly stated rent, and certain annual bonus rent per the terms of the San Francisco Lease. As a SF DST interest holder, we are entitled to our pro rata share of the total rent less the debt service under the loan.

As of September 30, 2015, the SF DST had net real estate assets of approximately $16.2 million and approximately $10.0 million of secured debt. Such assets are only available to satisfy the obligations of the SF DST. The lenders of the secured debt have no recourse to other Company assets.

Note 6. Real Estate Facilities

The following summarizes our activity in real estate facilities during the nine months ended September 30, 2015 (does not include construction in process):

Real estate facilities
Balance at December 31, 2014	$716,236,571
Facility acquisition	4,025,000
Impact of foreign exchange rate changes	(7,089,437)
Improvements and additions	2,544,739

Balance at September 30, 2015	715,716,873

Accumulated depreciation
Balance at December 31, 2014	(65,612,805)
Depreciation expense and impact of foreign exchange rate changes	(14,808,714)

Balance at September 30, 2015	(80,421,519)

Net real estate facilities at September 30, 2015	$635,295,354	(1)

(1) $47,695,511 of this balance relates to net real estate facilities held for sale.

The following table summarizes the purchase price allocation for our acquisition for the nine months ended September 30, 2015:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	Debt Issued	2015 Revenue(2)	2015 Property Operating Income(2)(3)
Tempe II – AZ	3/26/2015	$4,025,000	$350,000	$4,375,000	$1,800,000	$213,933	$130,568

(1)	The allocations noted above are based on a preliminary determination of the fair value of the total consideration provided. Such valuations may change as we complete our purchase price accounting.
(2)	The operating results of the facility acquired above have been included in the Company’s statement of operations since its acquisition date.
(3)	Property operating income excludes corporate general and administrative expenses, interest expense, depreciation, amortization and acquisition expenses.

The purchase price allocations included above are preliminary and therefore, subject to change upon the completion of our analysis of appraisals and other information related to the acquisition. We anticipate finalizing the purchase price allocations by December 31, 2015, as further evaluations are completed and additional information is received from third parties.

The above property was acquired from an unaffiliated third party.

Note 7. Debt

The Company’s real estate secured debt is summarized as follows:

	Carrying value as of:
Encumbered Property	September 30, 2015	December 31, 2014	Interest Rate	Maturity Date
Montgomery	$2,549,258	$2,612,966	6.42%	7/1/2016
Seabrook	4,307,183	4,367,488	5.73%	1/1/2016
Greenville	2,158,467	2,188,628	5.65%	3/1/2016
Kemah	8,493,179	8,598,982	6.20%	6/1/2016
Memphis	2,393,393	2,424,933	5.67%	12/1/2016
Tallahassee	7,271,512	7,348,537	6.16%	8/1/2016
Houston	1,909,839	1,941,214	5.67%	2/1/2017
San Francisco	10,007,784	10,117,163	5.84%	1/27/2017
Lake Forest	18,000,000	18,000,000	6.47%	10/1/2017
Las Vegas II	1,475,340	1,491,346	5.72%	6/1/2017
Pearland	3,359,098	3,394,063	5.93%	7/1/2017
Daphne	1,073,158	1,208,821	5.47%	8/1/2020
Mesa(1)	—	2,896,216	5.38%	4/1/2015
Prudential Portfolio Loan(2)(3)	30,096,130	30,513,676	5.42%	9/5/2019
Dufferin – Toronto – Ontario, Canada(4)	4,632,413	5,474,639	4.29%	4/15/2017
Citi Loan(5)	27,340,967	27,670,035	5.77%	2/6/2021
Bank of America Loan – 1(6)	4,174,209	4,239,060	5.18%	11/1/2015
Bank of America Loan – 2(7)	6,325,045	6,423,310	5.18%	11/1/2015
Bank of America Loan – 3(8)	11,368,619	11,545,242	5.18%	11/1/2015
Prudential – Long Beach(9)	6,337,409	6,423,724	5.27%	9/5/2019
Citi Las Vegas Loan(10)	7,225,615	7,317,419	5.26%	6/6/2021
ING Loan(11)	20,657,614	20,925,260	5.47%	7/1/2021
Ladera Ranch	6,444,748	6,553,400	5.84%	6/1/2016
Las Vegas V(12)	—	1,588,164	5.02%	7/1/2015
Mississauga(13) – Ontario, Canada	5,394,230	6,221,162	4.70%	10/31/2015
Chantilly(14)	3,322,957	3,366,277	4.75%	6/6/2022
Brampton(15) – Ontario, Canada	5,170,217	5,962,807	4.95%	6/30/2016
Citi Stockade Loan – 1(16)	17,942,450	18,154,898	4.60%	10/6/2022
KeyBank CMBS Loan(17)	30,126,395	30,491,663	4.65%	11/1/2022
Citi Stockade Loan – 2(18)	19,118,169	19,337,508	4.61%	11/6/2022
Bank of America Loan – 4(19)	6,261,480	6,320,108	6.33%	10/1/2017
Citi SF Bay Area – Morgan Hill Loan(20)	3,000,000	3,000,000	4.08%	3/6/2023
KeyBank Revolver(21)	113,000,000	99,000,000	1.95%	10/25/2016
John Hancock Loan(22)	16,157,995	16,390,144	6.36%	6/1/2018
Net fair value adjustment	708,376	805,327

Total secured debt	$407,803,249	$404,314,180

(1)	On March 26, 2015, this loan was repaid in full and the related property is now encumbered under the KeyBank Revolver.
(2)	This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Manassas, Marietta, Erlanger, Pittsburgh, Weston, Fort Lee, Oakland Park, Tempe, Phoenix II, Davie and Las Vegas I). Each of the individual loans is cross-collateralized by the other ten.
(3)	Ten of the loans in this portfolio loan bear an interest rate of 5.43%, and the remaining loan bears an interest rate of 5.31%. The weighted average interest rate of this portfolio is 5.42%.

(4)	The Dufferin property is encumbered with a Canadian dollar denominated loan which bears interest at the bank’s floating rate plus 3.0% (subject to a reduction in certain circumstances). The rate in effect at September 30, 2015 was 4.29%.
(5)	This portfolio loan encumbers 11 properties (Biloxi, Gulf Breeze I, Alpharetta, Florence II, Jersey City, West Mifflin, Chicago –95th St., Chicago – Western Ave., Chicago – Ogden Ave., Chicago – Roosevelt Rd. and Las Vegas IV). The net book value of the encumbered properties as of September 30, 2015 was approximately $48.2 million. Such amounts are only available to satisfy the obligations of this loan.
(6)	This loan encumbers the Lawrenceville I and II properties.
(7)	This loan encumbers the Concord, Hickory and Morganton properties.
(8)	This loan encumbers the El Paso II, III, IV & V properties as well as the Dallas property.
(9)	This loan is cross-collateralized by the 11 properties discussed in footnote (2) to this table.
(10)	This loan encumbers the Las Vegas VII and Las Vegas VIII properties. The net book value of the encumbered properties as of September 30, 2015 was approximately $8.7 million. Such amounts are only available to satisfy the obligations of this loan.
(11)	This portfolio loan is comprised of 11 discrete mortgage loans on 11 respective properties (Peachtree City, Buford, Jonesboro, Ellenwood, Marietta II, Collegeville, Skippack, Ballston Spa, Trenton, Fredericksburg and Sandston). Each of the individual loans had an original term of 30 years and matures on July 1, 2041. ING has the option to require payment of the loan in full every five years beginning on July 1, 2021.
(12)	On May 1, 2015, this loan was repaid in full and the related property is now encumbered under the KeyBank Revolver.
(13)	This loan is a Canadian dollar denominated construction loan, which bears interest at the bank’s floating rate, plus 2% (totaling 4.70% as of September 30, 2015).
(14)	The net book value of the Chantilly property as of September 30, 2015 was approximately $6.2 million. Such amounts are only available to satisfy the obligations of this loan.
(15)	This loan is a Canadian dollar denominated construction loan, which bears interest at the bank’s floating rate, plus 2.25% (totaling 4.95% as of September 30, 2015).
(16)	This portfolio loan encumbers 10 properties (Savannah I, Savannah II, Columbia, Lexington I, Stuart I, Lexington II, Stuart II, Bluffton, Wilmington Island and Myrtle Beach). The net book value of the encumbered properties as of September 30, 2015 was approximately $32.6 million. Such amounts are only available to satisfy the obligations of this loan.
(17)	This portfolio loan encumbers nine properties (Los Angeles – La Cienega, Las Vegas III, Las Vegas VI, Hampton, SF Bay Area – Gilroy, Toms River, Crescent Springs, Florence and Walton). The net book value of the encumbered properties as of September 30, 2015 was approximately $39.4 million. Such amounts are only available to satisfy the obligations of this loan.
(18)	This portfolio loan encumbers six properties (Mt. Pleasant I, Charleston I, Charleston II, Mt. Pleasant II, Charleston III, and Mt. Pleasant III). The net book value of the encumbered properties as of September 30, 2015 was approximately $34.1 million. Such amounts are only available to satisfy the obligations of this loan.
(19)	This loan encumbers the Ridgeland and Canton properties.
(20)	This loan encumbers the Morgan Hill property. The net book value of the encumbered property as of September 30, 2015 was approximately $5.0 million. Such amount is only available to satisfy the obligations of this loan.
(21)	On October 28, 2013, through our Operating Partnership and certain property-owning special purpose entities wholly-owned by our Operating Partnership, we entered into the KeyBank Revolver, which matures on October 25, 2016. Such loan encumbers the Homeland Portfolio properties, the Knoxville Portfolio properties and thirteen other properties (Gulf Breeze II, El Paso I, Toms River II, North Charleston, Phoenix I, Riverdale, SF Bay Area – Vallejo, Hampton II, Chandler, San Lorenzo, Mesa, Tempe II and Las Vegas V). This loan is a LIBOR based variable rate loan, and such rate is based on 30-day LIBOR, which including the applicable spread equaled an interest rate of 1.95% as of September 30, 2015. For additional discussion, see “KeyBank Revolver” below.
(22)	This loan encumbers the Midland I, Coppell, Midland II, Arlington and Weatherford properties.

As of September 30, 2015 and December 31, 2014, the Company’s secured promissory notes shown above were secured by the properties shown above, which properties had net book values of approximately $623 million and $638 million, respectively.

KeyBank Revolver

On October 28, 2013, through our Operating Partnership and certain property-owning special purpose entities wholly-owned by our Operating Partnership (collectively with the Operating Partnership, the “Borrower”), we obtained a revolving loan from KeyBank, National Association (“KeyBank”) for borrowings up to $75 million (as amended, the “KeyBank Revolver”). The initial amount funded at closing was $71 million (the “Initial Draw”), $45 million of which was used to pay off the outstanding principal amount under the Second Restated KeyBank Loan (discussed below), and thereby release the 12 properties comprising the Homeland Portfolio that were serving as collateral for the Second Restated KeyBank Loan, and approximately $26 million of which was used to partially fund the acquisition of three properties in Knoxville, Tennessee and one in Montgomery, Alabama (the “Knoxville Portfolio”). During the first quarter of 2014 the aggregate commitment under the KeyBank Revolver was increased from $75 million to $100 million. In March 2015, we amended the KeyBank Revolver increasing the aggregate commitment from $100 million to $115 million. In addition, there are now five participating lenders, including KeyBank.

On April 28, 2014, we borrowed an additional $18 million on the KeyBank Revolver, bringing the total outstanding amount to $89 million. In addition to those properties encumbered as of December 31, 2013, we added as encumbered properties Riverdale, Hampton II, Chandler and SF Bay Area -Vallejo. The proceeds of the borrowings were used to repay the previously outstanding mortgage of approximately $4.8 million on the Riverdale property, the previously outstanding mortgage of approximately $4.3 million on the SF Bay Area -Vallejo property and for general corporate purposes.

In July 2014, we borrowed an additional $10 million on the KeyBank Revolver, bringing the then total outstanding amount to $99 million.

In March 2015, we borrowed an additional approximately $7 million to repay the previously outstanding mortgage of approximately $2.9 million on the Mesa property, fund the purchase of the Tempe II property and for general corporate purposes, bringing the total outstanding amount as of March 31, 2015 to approximately $106 million.

In May 2015, we borrowed an additional approximately $6.8 million to repay the previously outstanding mortgage of approximately $1.6 million on the Las Vegas V property and for general corporate purposes, bringing the total outstanding amount borrowed to approximately $113 million.

The KeyBank Revolver has an initial term of three years, maturing on October 25, 2016, with two one-year extension options subject to certain conditions outlined further in the credit agreement for the KeyBank Revolver (the “Credit Agreement”). Payments under the KeyBank Revolver are interest-only for the life of the loan. The KeyBank Revolver bears interest at the Borrower’s option of either the Alternate Base Rate plus the Applicable Rate or the Adjusted LIBO Rate plus the Applicable Rate (each as defined in the Credit Agreement). The Applicable Rate will vary based on our total leverage ratio. We have elected the Adjusted LIBO Rate plus the Applicable Rate to apply to our balance outstanding. The $45 million interest rate swap originally purchased in connection with the Second Restated KeyBank Loan remained in place through December 24, 2014, thus fixing the rate on $45 million at approximately 2.4% during that period. Commensurate with the expiration of our interest rate swap, we entered into an interest rate cap, with a notional amount of $75 million, which limits the underlying index rate on our LIBO based loan to a maximum of 1% through June 30, 2015. During June 2015 we extended the interest rate cap through the earlier of December 31, 2015 or the day before the effective time of the Company Merger (See Note 3, Merger).

During the first 18 months of the KeyBank Revolver, we had the ability to request increases in the aggregate commitment up to a maximum of $200 million in minimum increments of $10 million. We also had the ability to reduce the aggregate commitment in minimum increments of $10 million during the life of the loan, provided, however, that at no time will the aggregate commitment be reduced to less than $25 million unless the KeyBank Revolver is paid in full.

The KeyBank Revolver is secured by cross-collateralized first mortgage liens or first lien deeds of trust on the properties in the Homeland Portfolio, the properties in the Knoxville Portfolio, and thirteen of our other self storage properties, and is cross-defaulted to any recourse debt of $25 million or greater in the aggregate or non-recourse debt of $75 million or greater in the aggregate. The KeyBank Revolver may be prepaid or terminated at any time without penalty, provided, however, that KeyBank and any other lender shall be indemnified for any breakage costs associated with any LIBOR borrowings. Pursuant to that certain guaranty dated October 28, 2013 in favor of KeyBank, we serve as a guarantor of all obligations due under the KeyBank Revolver.

Under certain conditions, the Borrower may cause the release of one or more of the properties serving as collateral for the KeyBank Revolver in connection with a full or partial pay down of the KeyBank Revolver, provided that there shall at all times be at least four properties serving as collateral.

The KeyBank Revolver contains a number of other customary terms and covenants, including the following (capitalized terms are as defined in the Credit Agreement):

•	the aggregate borrowing base availability under the KeyBank Revolver is limited to the lesser of: (1) 60% of the Pool Value of the properties in the collateral pool, or (2) an amount that would provide a minimum Debt Service Coverage Ratio of no less than 1.35 to 1.0; and

•	we must meet the following financial tests, calculated as of the close of each fiscal quarter: (1) a Total Leverage Ratio of no more than 60%; (2) a Tangible Net Worth of at least $250 million; (3) an Interest Coverage Ratio of no less than 1.85 to 1.0; (4) a Fixed Charge Ratio of no less than 1.6 to 1.0; (5) a ratio of varying rate Indebtedness to total Indebtedness not in excess of 30%; (6) a Loan to Value Ratio of not greater than sixty percent (60%); and (7) a Debt Service Coverage Ratio of not less than 1.35 to 1.0.

KeyBank Bridge Loan

On October 31, 2014, SSTI Preferred Investor, LLC (the “SSTI Preferred Investor”), a wholly-owned subsidiary of our Operating Partnership, entered into a bridge term loan, as amended, (the “KeyBank Bridge Loan”) obtained from KeyBank as lender and Administrative Agent and Fifth Third Bank as co-lender. The SSTI Preferred Investor entered into the KeyBank Bridge Loan to fund its preferred equity investments (the “Preferred Equity Investments”) in the operating partnerships of SSGT and SST II.

Under the terms of the KeyBank Bridge Loan, the SSTI Preferred Investor may borrow up to $80 million. As of September 30, 2015 and December 31, 2014, approximately $71 million and $17 million was outstanding, respectively. The KeyBank Bridge Loan may be fully funded through a maximum of seven draws no later than June 30, 2015. Amounts repaid under the KeyBank Bridge Loan may not be redrawn.

The KeyBank Bridge Loan has an initial term of 364 days, maturing on October 30, 2015 (the “Maturity Date”). The SSTI Preferred Investor may extend the Maturity Date to April 30, 2016, subject to certain conditions outlined further in the credit agreement for the KeyBank Bridge Loan (the “Credit Agreement”). Payments due pursuant to the KeyBank Bridge Loan are interest-only for the life of the loan and are due monthly. The KeyBank Bridge Loan bears interest at the SSTI Preferred Investor’s option of either (i) LIBOR plus 650 basis points (“LIBOR”); or (ii) Alternate Base Rate plus 550 basis points (each as defined in the Credit Agreement). The SSTI Preferred Investor elected to have the LIBOR apply to its draws, which equated to an initial interest rate of approximately 6.66%.

The SSTI Preferred Investor must reduce the principal amount of the KeyBank Bridge Loan to no greater than the amounts and on the corresponding dates provided below, commencing on the date that is the earlier of (a) the last day of the second month following the acquisition of the last Portfolio Property (as defined in the Credit Agreement) by SS Growth Operating Partnership, or SST II Operating Partnership; or (b) May 31, 2015 (such date, (a) or (b), is the “Curtailment Date”). As not all of the Portfolio Properties had closed as of March 31, 2015, the Curtailment Date will be May 31, 2015. Such reductions may be satisfied through (i) principal paydowns or (ii) a termination by the SSTI Preferred Investor of a portion of the undrawn commitment amount by notice to KeyBank or any combination of (i) and (ii).

Curtailment Date:	$77 million
Curtailment Date plus two months:	$71 million
Curtailment Date plus four months:	$61 million
Curtailment Date plus six months:	$49 million
Curtailment Date plus eight months:	$37 million
Curtailment Date plus ten months:	$25 million
Curtailment Date plus twelve months, until the Maturity Date (as it may be extended):	$11 million

The KeyBank Bridge Loan is secured by a perfected lien on the Preferred Equity Investments (see Note 9 for additional information). The KeyBank Bridge Loan may be prepaid or terminated at any time without penalty; provided, however, that KeyBank shall be indemnified for any breakage costs associated with any LIBOR borrowings. Pursuant to that certain guaranty dated October 31, 2014 in favor of KeyBank, we serve as a guarantor of all obligations due under the KeyBank Bridge Loan.

The KeyBank Bridge Loan contains a number of other customary terms and covenants, including the following (capitalized terms are as defined in the Credit Agreement):

The SSTI Preferred Investor and the Company must meet the following financial tests, on a consolidated basis and calculated as of the close of each fiscal quarter: (1) a Total Leverage Ratio of no more than 60%; (2) a Tangible Net Worth of at least $250 million; (3) an Interest Coverage Ratio of no less than 1.85 to 1.0; (4) a Fixed Charge Ratio of no less than 1.6 to 1.0; and (5) a ratio of varying rate Indebtedness to total Indebtedness not in excess of 30%.

The following table presents the future principal payment requirements on outstanding debt as of September 30, 2015:

2015	$50,374,896
2016	204,512,003
2017	48,577,498
2018	18,825,142
2019	36,784,806
2020 and thereafter	119,020,528

Total payments(1)	478,094,873
Unamortized fair value adjustment	708,376

Total	$478,803,249

(1)	Debt denominated in foreign currency has been converted at the conversion rate in effect as of the end of the period.

We record the amortization of debt premiums related to fair value adjustments to interest expense. The weighted average interest rate of the Company’s fixed rate debt as of September 30, 2015 was approximately 5.46%.

Note 8. Derivative Instruments

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and or interest rate caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The effective portion of the change in the fair value of the derivative designated and that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2014, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. Any ineffective portion of the change in fair value of the derivatives was recognized directly in earnings, of which there was none during the three and nine months ended September 30, 2014. During 2015, we did not have any such designated hedges.

Commensurate with the expiration of our interest rate swap in December 2014, we entered into an interest rate cap, with a notional amount of $75 million, which limited the underlying index rate on our LIBOR based loan to a maximum of 1% through June 30, 2015. During June 2015 we extended the interest rate cap through the earlier of December 31, 2015 or the day before the effective time of the Company Merger (See Note 3, Merger).

The initial cost of our interest rate cap and the fair value as of September 30, 2015 were not material.

Note 9. Related Party Transactions

Investment Management Transactions

Effective August 31, 2014, our Operating Partnership acquired SmartStop Asset Management, LLC (formerly known as Strategic Storage Realty Group, LLC), the parent company of the advisors and property managers for SST II and SSGT, as part of the Self Administration and Investment Management Transaction. As a result, we are now their sponsor and will be entitled to receive various fees and expense reimbursements discussed below from the Managed REITs.

As of September 30, 2015, SSGT owned nine self storage properties and SST II owned 32 self storage properties.

Advisory Agreement Fees

Our indirect subsidiaries, Strategic Storage Advisor II, LLC, the advisor to SST II, and SS Growth Advisor, LLC, the advisor to SSGT, are entitled to receive various fees and expense reimbursements under the terms of the SST II and SSGT advisory agreements. However, in connection with the Self Administration and Investment Management Transaction, we, the Operating Partnership and SSH agreed, under the Acquisition Fee Tail Agreement, that for a period of six months following the closing of the Self Administration and Investment Management Transaction, subject to certain extensions, SSH, as the former ultimate parent company of Strategic Storage Advisor II, LLC and SS Growth Advisor, LLC, will retain any and all acquisition fees that would have been due under their respective advisory agreements with respect to any properties whose acquisition was pending, under contract, or was otherwise in process as of the closing of the Self Administration and Investment Management Transaction (See Note 4).

SST II Advisory Agreement

Strategic Storage Advisor II, LLC (the “SST II Advisor”) provides acquisition and advisory services to SST II pursuant to an advisory agreement (the “SST II Advisory Agreement”). SST II is required to reimburse SST II Advisor for organization and offering costs under the SST II Advisory Agreement; provided, however, the SST II Advisor will be required to reimburse SST II within 60 days after the end of the month in which the SST II public offering terminates to the extent SST II paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the SST II offering. The SST II Advisory Agreement also requires the SST II Advisor to reimburse SST II to the extent that offering expenses, including sales commissions, dealer manager fees and organization and offering expenses, are in excess of 15% of gross proceeds from the SST II offering.

Subject to the Acquisition Fee Tail Agreement, the SST II Advisor will receive acquisition fees equal to 1.75% of the contract purchase price of each property SST II acquires plus reimbursement of any acquisition expenses that SST II Advisor incurs. The SST II Advisor will also receive a monthly asset management fee equal to 0.05208%, which is one-twelfth of 0.625%, of SST II’s average invested assets, as defined.

Under the SST II Advisory Agreement, the SST II Advisor will receive disposition fees in an amount equal to the lesser of (i) one-half of the competitive real estate commission or (ii) 1% of the contract sale price for each property SST II sells, as long as the SST II Advisor provides substantial assistance in connection with the sale. The total real estate commissions paid (including the disposition fee paid to the SST II Advisor) may not exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of the property. The SST II Advisor may potentially also be entitled to various subordinated distributions under the SST II operating partnership agreement if SST II (1) lists its shares of common stock on a national exchange, (2) terminates the SST II Advisory Agreement, (3) liquidates its portfolio, or (4) enters into an Extraordinary Transaction, as defined in the SST II operating partnership agreement.

The SST II Advisory Agreement provides for reimbursement of the SST II Advisor’s direct and indirect costs of providing administrative and management services to SST II. Beginning four fiscal quarters after SST II acquires its first real estate asset (which occurred on November 4, 2014) the SST II Advisor will be required to pay or reimburse SST II the amount by which SST II’s aggregate annual operating expenses, as defined, exceed the greater of 2% of SST II’s average invested assets or 25% of SST II’s net income, as defined, unless a majority of SST II’s independent directors determine that such excess expenses were justified based on unusual and non-recurring factors.

SSGT Advisory Agreement

SS Growth Advisor, LLC (the “SSGT Advisor”) provided acquisition and advisory services to SSGT pursuant to an advisory agreement in connection with the private placement offering (the “SSGT Private Offering Advisory Agreement”). On January 20, 2015 the SSGT Advisor entered into a substantially similar advisory agreement in connection with the public offering (the “SSGT Public Offering Advisory Agreement” and, together with the Private Offering Advisory Agreement, the “SSGT Advisory Agreements”). SSGT is required to reimburse the SSGT Advisor for organization and offering costs from the SSGT private offering and the SSGT public offering pursuant to the SSGT Advisory Agreements; provided, however, pursuant to the SSGT Public Offering Advisory Agreement, the SSGT Advisor will be required to reimburse SSGT within 60 days after the end of the month in which the SSGT public offering terminates to the extent SSGT paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the SSGT primary offering.

The SSGT Public Offering Advisory Agreement also requires the SSGT Advisor to reimburse SSGT to the extent that offering expenses, including sales commissions, dealer manager fees and organization and offering expenses, are in excess of 15% of gross proceeds from the SSGT public offering. The SSGT Advisor will receive acquisition fees equal to 1% and 1.75% (subject to the Acquisition Fee Tail Agreement), respectively, of the contract purchase price of each property SSGT acquires plus reimbursement of any acquisition expenses the SSGT Advisor incurs pursuant to the SSGT Private Offering Advisory Agreement and the SSGT Public Offering Advisory Agreement. The SSGT Advisor will also receive a monthly asset management fee equal to 0.04167%, which is one-twelfth of 0.5%, of SSGT’s average invested assets, as defined. SSGT may also pay the SSGT Advisor a financing fee of up to 0.5% of the borrowed amount of a loan for arranging for financing in connection with the acquisition, development or repositioning of SSGT’s properties.

Under the Public Offering Advisory Agreement, the SSGT Advisor will receive disposition fees in an amount equal to the lesser of (i) one-half of the competitive real estate commission or (ii) 1% of the contract sale price for each property SSGT sells, as long as the SSGT Advisor provides substantial assistance in connection with the sale. As provided under the SSGT Public Offering Advisory Agreement, the total real estate commissions paid (including the disposition fee paid to the SSGT Advisor) may not exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of the property. SSGT will also pay the SSGT Advisor or its affiliate a market-based development fee some or all of which may be reallowed to a third party developer. The development fee will be paid in connection with properties that SSGT anticipates developing or expanding within 12 months of the acquisition of such properties. A development fee to a third party developer may take the form of an up-front fee and participation in a back-end performance fee. The SSGT Advisor may also be potentially entitled to various subordinated distributions under SSGT’s operating partnership agreement if SSGT (1) lists its shares of common stock on a national exchange, (2) terminates the SSGT Public Offering Advisory Agreement, (3) liquidates its portfolio, or (4) merges with another entity or enters into an Extraordinary Transaction, as defined in the SSGT operating partnership agreement.

The SSGT Advisory Agreements provide for reimbursement of the SSGT Advisor’s direct and indirect costs of providing administrative and management services to SSGT. Beginning four fiscal quarters after SSGT acquires its first real estate asset (which occurred on July 31, 2014), pursuant to the SSGT Public Offering Advisory Agreement, the SSGT Advisor will be required to pay or reimburse SSGT the amount by which SSGT’s aggregate annual operating expenses, as defined, exceed the greater of 2% of SSGT’s average invested assets or 25% of its net income, as defined, unless a majority of SSGT’s independent directors determine that such excess expenses were justified based on unusual and non-recurring factors.

Property Management Agreements

Commencing September 1, 2014, our indirect subsidiaries, Strategic Storage Property Management II, LLC and SS Growth Property Management, LLC (collectively the “Managed REITs Property Managers”), are entitled to receive fees for their services in managing the properties owned by the Managed REITs pursuant to property management agreements entered into between the owner of the property and the applicable Managed REIT’s Property Manager. The Managed REITs Property Managers will receive a property management fee equal to 6% of the gross revenues from the properties, generally subject to a monthly minimum of $3,000 per property, plus reimbursement of the costs of managing the properties. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining such properties. Pursuant to the property management agreements, we through our Operating Partnership employ the on-site staff for the Managed REITs’ properties. For the three and nine months ended September 30, 2015 such payroll related costs totaled approximately $0.7 million and $1.7 million, respectively.

In the event that a Managed REITs Property Manager assists with the development or redevelopment of a property owned by a Managed REIT, a Managed REITs Property Manager may be entitled to receive a separate market-based fee for such services. In addition, a Managed REITs Property Manager will be entitled to a construction management fee equal to 5% of the cost of a related construction or capital improvement work project in excess of $10,000 and an administration fee equal to $0.50 a month for each insurance policy purchased by a customer at one of the Managed REITs’ properties in connection with the tenant insurance program.

Summary of Fees and Reimbursable Costs

Pursuant to the terms of the various agreements described above for the Managed REITs, the following summarizes the related party fees and reimbursable costs recorded for the three and nine months ended September 30, 2015:

	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
	Revenues	Reimbursable Costs (1)	Revenues	Reimbursable Costs (1)
Property Management Agreement - SST II	$330,860	$624,452	$927,765	$1,613,520
Property Management Agreement - SSGT	100,095	201,926	286,234	565,375
Advisory Agreement - SST II	381,728	189,569	756,246	705,520
Advisory Agreement - SSGT	45,594	136,303	172,861	540,404
Other	37,456	9,933	108,126	31,461

Total	$895,733	$1,162,183	$2,251,232	$3,456,280

 (1)            Reimbursable costs include reimbursement of both the SST II and SSGT Advisors’ direct and indirect costs of providing administrative and management services to the Managed REITs. Additionally, reimbursable costs includes reimbursement pursuant to the property management agreements for the costs of managing the Managed REITs’ properties, including wages and salaries and other expenses of employees engaged in operating, managing and maintaining such properties.

Investments in Managed REITs

On July 31, 2014, SSTI Preferred Investor, LLC, entered into a preferred unit purchase agreement (the “SSGT Unit Purchase Agreement”) with SS Growth Operating Partnership, L.P. (the “SSGT Operating Partnership”) and SSGT. Pursuant to the SSGT Unit Purchase Agreement, the SSTI Preferred Investor agreed to provide up to $18,100,000 through a preferred equity investment in the SSGT Operating Partnership (the “SSGT Investment”), which amount may be invested in one or more tranches, to be used for investments in self storage properties, as described in the SSGT Unit Purchase Agreement, in exchange for up to an aggregate of 724,000 preferred units of limited partnership interest of the SSGT Operating Partnership (the “SSGT Preferred Units”), each having a liquidation preference of $25.00 per SSGT Preferred Unit (the “SSGT Liquidation Amount”), plus all accumulated and unpaid distributions. The SSTI Preferred Investor is entitled to receive current distributions (the “SSGT Current Distributions”) at a rate of one-month LIBOR plus 6.5% per annum on the SSGT Liquidation Amount, payable monthly and calculated on an actual/360 basis. In addition to the SSGT Current Distributions, the SSGT Operating Partnership has the obligation to elect either (A) to pay the SSTI Preferred Investor additional distributions monthly in an amount equal to: (i) 4.35% per annum on the SSGT Liquidation Amount through March 31, 2017; and (ii) thereafter, 6.35% per annum on the SSGT Liquidation Amount or (B) defer the additional distributions (“SSGT Deferred Distribution”), which SSGT Deferred Distribution will accumulate monthly in an amount equal to (i) LIBOR plus 10.85% of the SSGT Deferred Distribution through March 31, 2017; and (ii) thereafter, LIBOR plus 12.85% of the SSGT Deferred Distribution. The SSGT Investment is redeemable at SSTI Preferred Investor’s discretion following certain events set forth in the designation of rights establishing the SSGT Preferred Units.

On November 3, 2014, the SSTI Preferred Investor entered into a preferred unit purchase agreement (the “SST II Unit Purchase Agreement”) with Strategic Storage Operating Partnership II, L.P. (the “SST II Operating Partnership”) and SST II. Pursuant to the SST II Unit Purchase Agreement, the SSTI Preferred Investor agreed to provide up to $65 million through a preferred equity investment in the SST II Operating Partnership (the “SST II Investment”), which amount may be invested in one or more tranches, to be used for investments in self storage properties, as described in the SST II Unit Purchase Agreement, in exchange for up to an aggregate of 2.6 million preferred units of limited partnership interest of the SST II Operating Partnership (the “SST II Preferred Units”), each having a liquidation preference of $25.00 per Preferred Unit (the “SST II Liquidation Amount”), plus all accumulated and unpaid distributions. The SSTI Preferred Investor is entitled to receive current distributions (the “SST II Current Distributions”) at a rate of one-month LIBOR plus 6.5% per annum on the SST II Liquidation Amount, payable monthly and calculated on an actual/360 basis. In addition to the SST II Current Distributions, the SST II Operating Partnership has the obligation to elect either (A) to pay the SSTI Preferred Investor additional distributions monthly in an amount equal to: (i) 4.35% per annum on the SST II Liquidation Amount through March 31, 2017; and (ii) thereafter, 6.35% per annum on the SST II Liquidation Amount or (B) defer the additional distributions (“SST II Deferred Distribution”), which SST II Deferred Distribution will accumulate monthly in an amount equal to (i) LIBOR plus 10.85% of the SST II Deferred Distribution through March 31, 2017; and (ii) thereafter, LIBOR plus 12.85% of the SST II Deferred Distribution. The SST II Investment is redeemable at SSTI Preferred Investor’s discretion following certain events set forth in the designation of rights establishing the SST II Preferred Units.

As of September 30, 2015 and December 31, 2014, the SSTI Preferred Investor had invested in total approximately $16 million and approximately $10 million in the SS Growth Operating Partnership, respectively. As of September 30, 2015 and December 31, 2014, the SSTI Preferred Investor had invested in total approximately $45 million and approximately $7 million in the SST II Operating Partnership, respectively. Such amounts are included in investments in and advances to Managed REITs in our consolidated balance sheets.

For the three months and nine months ended September 30, 2015, we recorded income related to those investments, totaling approximately $2.1 million and $6.0 million, respectively, which is included in equity in earnings of unconsolidated entities in our consolidated statements of operations. For the three months and nine months ended September 30, 2015, we recorded approximately $0.4 million and $1.3 million, respectively, of income related to the accretion of additional issuances of preferred units by SSGT and SST II, pursuant to the unit purchase agreements to reimburse our costs to obtain the KeyBank Bridge Loan, which is included in equity in earnings of unconsolidated entities in our consolidated statements of operations.

Below is a summary of our investments in and advances to the Managed REITs:

	September 30, 2015	December 31, 2014
SST II Investment	$44,969,500	$6,517,119
SST II distributions receivable	2,078,210	37,495
Investment in SST II common equity	78,562	166,786
SST II advances(1)	336,245	1,046,539

Total investments in and advances to SST II	47,462,517	7,767,939

SSGT Investment	15,961,577	10,263,582
SSGT distributions receivable	844,763	61,163
Investment in SSGT common equity	78,047	177,303
SSGT advances(1)	116,550	700,046

Total investments in and advances to SSGT	17,000,937	11,202,094

Total investments in and advances to Managed REITs	$64,463,454	$18,970,033

(1)	Advances include receivables related to asset management fees, property management fees, reimbursable costs, and other direct routine expenditures of the Managed REITs that we directly funded.

Related Party Transactions Related to the Mergers

In connection with the Merger Agreement, we and our Operating Partnership, along with certain other wholly-owned subsidiaries of our Operating Partnership, agreed to sell to Strategic 1031, subject to certain closing conditions, certain assets identified by Extra Space as being not complementary with the Extra Space asset portfolio. Strategic 1031 is owned and controlled by H. Michael Schwartz, our Chief Executive Officer, President and Chairman of our Board of Directors. See Note 3, Merger for additional information.

Related Party Transactions Prior to Self Administration and Investment Management Transaction

Through the closing of the Self Administration and Investment Management Transaction, effective August 31, 2014, we were a party to and incurred expenses under the following agreements for the three and nine months ended September 30, 2014.

Fees to Affiliates

Our Former Advisory Agreement with our Former Advisor and dealer manager agreement (“Dealer Manager Agreement”) with our Dealer Manager entitled our Former Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Offering, as well as reimbursement for organizational and offering costs incurred by our Former Advisor on our behalf and entitled our Former Advisor to specified fees upon the investment of funds in real estate properties, among other services and reimbursement of certain costs and expenses incurred by our Former Advisor in providing services to us.

Advisory Agreement

Prior to the Self Administration and Investment Management Transaction, we did not have any employees. Our Former Advisor was primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Former Advisor received various fees and expenses under the terms of our Former Advisory Agreement. Our Former Advisory Agreement also required our Former Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees and organization and offering expenses, were in excess of 15% of gross proceeds from the Offering. Subsequent to the termination of our Offering on September 22, 2013, we have determined that these expenses did not exceed 15% of gross proceeds from the Offering. In addition, certain organization and offering costs of the Offering were paid by our Former Advisor on our behalf and reimbursed to our Former Advisor from the proceeds of the Offering. Organization and offering costs consisted of all expenses (other than sales commissions and the dealer manager fee) paid by us in connection with the Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse our Former Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Former Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Former Advisor was required to reimburse us within 60 days after the end of the month which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering. Subsequent to the termination of our Offering on September 22, 2013, we have determined that organization and offering costs did not exceed 3.5% of the gross proceeds from the Primary Offering.

Our Former Advisor received acquisition fees equal to 2.5% of the contract purchase price of each property we acquired plus reimbursement of any acquisition expenses the Former Advisor incurred. Our Former Advisor also received a monthly asset management fee equal to one-twelfth of 1.0% of the average invested assets, as defined in the Former Advisory Agreement, of our assets, excluding those properties acquired through our mergers with REIT I and REIT II and the SS I, DST, Madison DST, Colonial DST and SF DST acquisitions; provided, however, that if the average invested assets, as defined, of our assets exceeded $500 million, the monthly asset management fee would be reduced to one-twelfth of 0.75% of the average invested assets, as defined, of those assets exceeding $500 million unless our modified funds from operations (as defined in the Former Advisory Agreement), including payment of the fee, was greater than 100% of our distributions in any month. The monthly asset management fees for our properties acquired through our mergers with REIT I and REIT II and the SS I, DST, Madison DST, Colonial DST and SF DST acquisitions was equal to 2.0% of the gross revenues from the properties and was paid to affiliates of our Former Sponsor. Under our Former Advisory Agreement, and our articles of incorporation, as amended, our Former Advisor may have received disposition fees in an amount equal to the lesser of (i) 3.0% of the contract sale price for each property we sell, or (ii) one-half of the competitive real estate commission, as long as our Former Advisor provided substantial assistance in connection with the sale. The disposition fees paid to our Former Advisor were subordinated to the receipt of our stockholders of a 6% cumulative, non-compounded, annual return on such stockholders’ invested capital. The total real estate commissions paid (including disposition fees paid to our Former Advisor) may not have exceeded the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of the property.

Our Former Advisory Agreement provided for reimbursement of our Former Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning October 1, 2009 (four fiscal quarters after the acquisition of our first real estate asset), our Former Advisor was required to reimburse us the amount by which our aggregate annual operating expenses, as defined, exceeded the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determined that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceeded the limitation, we were required to disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case, the disclosure was required to include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. Our aggregate annual operating expenses, as defined, did not exceed the thresholds described above.

On September 27, 2012, we entered into a Second Amended and Restated Advisory Agreement (the “Amended Advisory Agreement”) with our Former Advisor. The material terms of the Former Advisory Agreement were not changed. However, certain provisions were added, the most significant of which was a provision restricting us, during the term of the Amended Advisory Agreement and for a period of two years after the termination of the Amended Advisory Agreement, from soliciting or hiring any employee of, or person performing services on behalf of, our Former Advisor.

On March 28, 2014, in a series of related transactions, we entered into an amended and restated advisory agreement (the “Third Amended and Restated Advisory Agreement”) and an amended and restated limited partnership agreement (the “Second Amended and Restated Limited Partnership Agreement”), and REIT I and REIT II entered into amendments to their respective operating partnership agreements, (the “First REIT I OP Agreement Amendment” and the “First REIT II OP Agreement Amendment,” respectively). REIT I and REIT II are each wholly-owned by our Operating Partnership.

The Third Amended and Restated Advisory Agreement with our Former Advisor and our Operating Partnership amended and superseded the Second Amended and Restated Advisory Agreement. Pursuant to the Third Amended and Restated Advisory Agreement, provisions related to various subordinated fees that would be due to our Former Advisor upon the occurrence of certain events were removed from such agreement and were included in the Second Amended and Restated Limited Partnership Agreement of our Operating Partnership. Additionally, our Operating Partnership became a party to the Third Amended and Restated Advisory Agreement and provided customary representations and warranties, and certain provisions of the Second Amended and Restated Limited Partnership Agreement were incorporated into the Third Amended and Restated Advisory Agreement.

The Second Amended and Restated Limited Partnership Agreement with our Operating Partnership and our Former Advisor amended and superseded the First Amended and Restated Limited Partnership Agreement. Pursuant to the Second Amended and Restated Limited Partnership Agreement, our Former Advisor and the advisors to REIT I and REIT II were each granted a special limited partnership interest in our Operating Partnership and each became a party to the Second Amended and Restated Limited Partnership Agreement. In addition, provisions related to various subordinated fees that would be due to our Former Advisor upon the occurrence of certain events were included in such agreement and were payable as distributions pursuant to our Former Advisor’s special limited partnership interest. After giving effect to the Second Amended and Restated Limited Partnership Agreement, the First REIT I OP Agreement Amendment, and the First REIT II OP Agreement Amendment, our Former Advisor and the advisors to REIT I and REIT II became entitled to receive various potential subordinated distributions, each of which were outlined further in the Second Amended and Restated Limited Partnership Agreement, the First REIT I OP Agreement Amendment, and the First REIT II OP Agreement Amendment, if (1) our shares of common stock were listed on a national exchange, (2) we terminated our Former Advisory Agreement (other than a voluntary termination by mutual assent), (3) we liquidated our portfolio, or (4) we entered into an Extraordinary Transaction, as defined in such agreements. In the case of each of the foregoing distributions, our Former Advisor’s receipt of the distribution is subordinate to return of capital to our stockholders plus at least a 6% cumulative, non-compounded return, and our Former Advisor’s share of the distribution was 5%, 10%, or 15%, depending on the return level to our stockholders. The receipt of the distribution by the former advisors to REIT I and REIT II is subordinate to return of capital to the original REIT I and REIT II stockholders plus at least a 7% cumulative, non-compounded return, and such advisors’ share of the distribution was 15%. In addition, our Former Advisor was potentially entitled to a one-time cash distribution in the event that we (1) listed our shares of common stock on a national exchange, (2) liquidated our portfolio, or (3) entered into an Extraordinary Transaction resulting in a return to our stockholders in excess of an amount per share that will be determined by our independent directors. Such one-time cash distribution would be paid as part of the complete redemption of our Former Advisor’s special limited partnership interest in our Operating Partnership and would be up to the aggregate amount of all unreturned and unreimbursed capital invested by our Former Advisor and its affiliates in us, our Operating Partnership, our Former Advisor and affiliates, relating in any way to our business or our Operating Partnership’s business or any offering.

Dealer Manager Agreement

During the term of our Offering, our Dealer Manager received a sales commission of up to 7.0% of gross proceeds from sales in the Primary Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Primary Offering under the terms of our Dealer Manager Agreement. Our Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager re-allowed all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager was also permitted to re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution related expenses. Our Dealer Manager also received reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses, may not exceed 3% of gross offering proceeds from sales in the Primary Offering. The Dealer Manager Agreement terminated upon the termination of our Offering.

Prior to the Self Administration and Investment Management Transaction, our Chief Executive Officer, through a wholly-owned limited liability company, owned a 15% non-voting equity interest in our Dealer Manager. We acquired that equity interest through the Self Administration and Investment Management Transaction.

Property Management Agreement

Our Property Manager received and was entitled to certain fees up to the date of our acquisition of our Property Manager through the Self Administration and Investment Management Transaction. Our Property Manager received a fee for its services in managing our properties, generally equal to 6% of the gross revenues from the properties plus reimbursement of the direct costs of managing the properties under our property management agreement. In the event that our Property Manager assisted with the development or redevelopment of a property, we may have been required to pay a separate market-based fee for such services. As a condition of the REIT II merger transaction, our Property Manager agreed to waive the monthly property management fees for the REIT II properties until the FFO, as defined in the merger agreement, of those properties reached $0.70 per share (which threshold was met in the three months ended March 31, 2013).

On September 27, 2012, our board of directors approved revisions to our property management agreements entered into with respect to properties acquired after that date. These revisions included increasing the term to three years, with automatic three-year extensions; revising the property owner’s obligation to reimburse the Property Manager for certain expenses; the addition of a construction management fee (as defined); the addition of a tenant insurance administrative fee; adding a nonsolicitation provision; and adding a provision regarding the Property Manager’s use of trademarks and other intellectual property owned by SSH.

Pursuant to the terms of the agreements described above, the following summarizes the related party costs incurred for the three and nine months ended September 30, 2015 and 2014:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Expensed
Reimbursement of operating expenses	$ —	$154,569	$ —	$775,473
Asset management fees	—	1,029,667	—	4,071,601
Property management fees(1)	—	989,453	—	3,793,069
Acquisition expenses	—	107,019	—	719,264
Additional Paid-in Capital
Selling commissions	—	—	—	—
Dealer Manager fee	—	—	—	—
Reimbursement of offering costs	—	—	—	—

Total	$ —	$2,280,708	$ —	$9,359,407

 (1)          During the three and nine months ended September 30, 2014, our Former Advisor permanently waived certain costs, reimbursements and fees, including construction management fees, tenant insurance administration fees, accounting administrative fees and expense reimbursements related to certain off-site property management employees. Such amounts totaled approximately $155,000 and $309,000, respectively, and were waived permanently and accordingly, will not be paid to our Former Advisor.

Other Related Party Transactions

Tenant Reinsurance Program

Beginning in 2011, our Chief Executive Officer and President, through certain entities, began participating in a tenant reinsurance program whereby tenants of our self storage facilities are able to purchase insurance to cover damage or destruction to their property while stored at our facilities. Such entities invested in a Cayman Islands company (the “Reinsurance Company”) that reinsures a portion of the insurance required by the program insurer to cover the risks of loss at participating facilities in the program. The program insurer provides fees (approximately 50% of the tenant premium paid) to us as owner of the facilities. The Reinsurance Company may be required to fund additional capital or may be entitled to receive distributions of profits depending on actual losses incurred under the program. Effective August 31, 2014, we acquired such interest from our Chief Executive Officer and President (See Note 4). For the three and nine months ended September 30, 2015, we recorded approximately $0.6 million and $1.6 million, respectively, in revenue from the program insurer, while we owned the tenant reinsurance interest. For the three and nine months ended September 30, 2014, we recorded revenue of approximately $0.3 million and $1.3 million, respectively, in connection with this tenant reinsurance program while it was owned by such affiliates.

Storage Auction Program

During the second quarter of 2013, our Chief Executive Officer and President, and our Senior Vice President – Property Management and the President of our Property Manager, purchased noncontrolling interests in a company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions online instead of using live auctions conducted at the self storage facilities. Once the contents of a storage unit are sold at auction, we pay the Auction Company a service fee based upon the sale price of the unit. On January 1, 2014, the Auction Company merged with another similar company. Such officers’ collective ownership in the new combined company is now approximately nine percent. For the three months ended September 30, 2015 and 2014, we incurred approximately $27,000 and $31,000, respectively, in auction fees with the Auction Company. For the nine months ended September 30, 2015 and 2014, we incurred approximately $94,000 and $94,000, respectively, in auction fees with the Auction Company.

Note 10. Stock Based Compensation

We issue stock based compensation pursuant to the “Employee and Director Long-Term Incentive Plan of Strategic Storage Trust, Inc.” (the “Plan”), which was effective as of February 25, 2008. To date we have only issued time-based and performance-based restricted stock grants. Time-based restricted stock grants are subject to a vesting period over which the restrictions are released and the stock is issued in book entry form to the grantee. Performance-based restricted stock grants vest subject to a specified service period and based upon achieving specified targets of FFO (as defined) performance. The performance-based awards are subject to a minimum performance requirement, which if not met, none of the award will vest; otherwise between 50% and 150% will vest, based on linear interpolation of actual results versus targeted performance. During the vesting periods, the grantee is not permitted to sell, transfer, pledge, encumber or assign shares of non-vested restricted stock granted under the Plan and the grantee does not have the ability to vote the shares. Any dividends will be paid, if and when the underlying restricted shares vest. Generally the time-based shares vest over an approximate four-year period which begins on the date of grant and the performance-based shares vest over an approximate one-year service period which begins on the date of grant. Beginning with the 2014 grants to our independent, non-employee board of directors, such grants vest over an approximate one-year period.

As of September 30, 2015, 5,612,109 shares were available for issuance under the Plan.

We recorded stock based compensation expense in general and administrative expense in our statements of operations of approximately $637,000 and $5,000, respectively, for the three months ended September 30, 2015 and 2014 and approximately $1,299,000 and $17,000, respectively, for the nine months ended September 30, 2015 and 2014. As of September 30, 2015 there was approximately $2.0 million of total unrecognized compensation expense related to non-vested restricted stock awards.

Restricted Stock Grants	Shares	Weighted-Average Grant-Date Fair Value
Non-Vested at December 31, 2014	57,250	$11.13
Granted(1)	178,077	12.38
Vested	(18,256)	11.09

Non-Vested at September 30, 2015	217,071	$12.16

(1)	We issued 74,238 performance-based restricted stock grants to executives on April 6, 2015.

Pursuant to the terms of the restricted stock award agreements, upon the closing of the Company Merger any unvested time-based restricted stock will fully vest and any unvested performance-based restricted stock will vest based on linear interpolation of actual results through the end of most recently completed month versus the targeted performance.

Note 11. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that allowed our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the effective date of our Initial Offering. The purchase price per share was the higher of $9.50 per share or 95% of the fair market value of a share of our common stock. On March 28, 2012, the purchase price per share under the distribution reinvestment plan was changed to 95% of the offering price of our shares. On September 18, 2013, our board of directors amended and restated our distribution reinvestment plan to change the purchase price per share from 95% of the offering price to approximately $10.25 (which resulted in the same price as prior to this amendment and restatement) and make other certain minor revisions related to the closing of our Offering, including granting to our board of directors the authority to set or change the purchase price at any time in its sole and absolute discretion based upon such factors as it deems appropriate. On September 4, 2014, our board of directors approved an estimated value per share of our common stock of $10.81, based on our net asset value divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2014. In connection with the new estimated value per share, and pursuant to its authority to change the share purchase price, our board of directors approved a share price of approximately $10.27 per share (95% of the $10.81 estimated value per share) for shares offered pursuant to our distribution reinvestment plan, effective as of September 4, 2014.

Following the termination of our Offering, on September 22, 2013, we filed with the SEC a Registration Statement on Form S-3, which incorporated the amended and restated distribution reinvestment plan and registered up to an additional $51.25 million in shares. The Form S-3 allows us to continue to offer shares pursuant to our amended and restated distribution reinvestment plan beyond September 22, 2013; however we may amend or terminate the plan at any time upon 10 days’ prior written notice to stockholders. The plan was effective as of September 28, 2013.

At the recommendation of our Nominating and Corporate Governance Committee constituting a special committee of the board of directors, on April 2, 2015, our board of directors approved the suspension of our distribution reinvestment plan. Accordingly, beginning with the distributions declared by the board for the month of March 2015, which were payable in April 2015, and continuing until such time as the board may approve the resumption of the distribution reinvestment plan, if ever, all distributions declared by the board will be paid to our stockholders in cash.

No sales commission or dealer manager fee was paid on shares sold through the distribution reinvestment plan. As of September 30, 2015, we had sold approximately 2.7 million shares through our DRP Offering.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. The holders of the Class D Units have agreed to modified exchange rights that prevent them from exercising their exchange rights: (1) until the earlier of (a) a listing of our shares or (b) our merger into another entity whereby our stockholders receive securities listed on a national securities exchange; or (2) until FFO of the properties contributed by the holders of the Class D Units reaches $0.70 per share, based on our fully-loaded cost of equity. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. The Class B Units shall be converted on a per unit basis into OP Units at the later of (i) two years from the date of issuance, or (ii) the date on which the OP Units have a fully diluted estimated net asset value per unit (after giving effect to the conversion of the Class B Units) exceeding $10.81, calculated in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (IPA) in April 2013 (the “IPA Guidelines”); provided, however, that the estimated net asset value per unit shall take into account the value of the assets acquired by the Operating Partnership, pursuant to the SSH Contribution Agreement and the Churchill Contribution Agreement. The Class B Units shall be automatically converted into OP Units in the event of a change in control or listing event (with market value in a listing measured by the average closing price during a 30-day period commencing at any time between 180 days and 540 days following listing) at a price in excess of $10.81 per share. The Class B Units shall only be converted to the extent that, after giving effect to such conversion, the value of a share in the event of a change in control or listing event is greater than $10.81.

In connection with the Self Administration and Investment Management Transaction, pursuant to the terms of the SSH Contribution Agreement, Churchill Contribution Agreement and Limited Partner Interest Contribution Agreement, none of SSH, Churchill, the Former Advisor, the REIT I Advisor or the REIT II Advisor may transfer for a period of two years any of (a) the OP Units or Class B Units it receives pursuant to the SSH Contribution Agreement, Churchill Contribution Agreement or the Limited Partner Interest Contribution Agreement, as applicable, or (b) any shares of our common stock held by any of them upon exchange of the OP Units or Class B Units pursuant to the provisions of the Operating Partnership Agreement, except for certain permitted transfers, and, upon a change in control, such restrictions on transfer shall terminate.

Ground Lease Commitment – SF Bay Area – San Lorenzo

In connection with the acquisition of our SF Bay Area – San Lorenzo property, we assumed a land lease, with a remaining term of approximately 20 years as of September 30, 2015, subject to one 35 year extension option. We recorded rent expense of approximately $37,000 and $37,000, respectively for the three months ended September 2015 and 2014, and $111,000, and $110,000, respectively for the nine months ended September 30, 2015 and 2014. The lease has remaining minimum lease payments of approximately $35,000, $139,000, $139,000, $139,000, $140,000 and $2,275,000 for the years ending December 31, 2015, 2016, 2017, 2018, 2019, and thereafter, respectively.

Corporate Office Lease

In connection with the Self Administration and Investment Transaction we assumed a lease for our corporate office in Ladera Ranch, California for approximately 10,000 square feet. The lease extends through December 2017. The lease has remaining minimum lease payments of approximately $35,000, $227,000 and $234,000 for the years ending December 31, 2015, 2016 and 2017, respectively.

Greater Toronto Area Development

In connection with our development properties (Centennial, Granite, Brewster and Pickering) in the Greater Toronto Area we entered into development services agreements with a third party to assist us with the development process. In addition to development fees the firm was paid, they will be entitled to a defined percentage of the net cash flow related to the property, if the property generates in excess of a certain return on our invested capital. Additionally, if there is a sale or other disposition of the property and our compounded internal rate of return on our invested capital exceeds a defined return, they will be entitled to additional amounts.

Other Contingencies

We are involved in routine litigation and threatened litigation arising in the ordinary course of business. While the outcome of any litigation is inherently unpredictable, we believe the likelihood of these pending legal matters having a material adverse effect on our financial condition or results of operations is remote.

Note 12. Declaration of Distributions

On June 24, 2015, our board of directors declared a distribution rate for the third quarter of 2015 of $0.001917808 per day per share on the outstanding shares of common stock payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on July 1, 2015 and continuing on each day thereafter through and including the earlier of (i) September 30, 2015 or (ii) the closing date of the Merger.

Note 13. Selected Quarterly Data

The following is a summary of quarterly financial information for the periods shown below:

	Three months ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2014	2014	2015	2015	2015
Total revenues	$25,535,260	$25,269,167	$25,436,924	$27,184,740	$28,558,243
Total operating expenses	$18,883,288	$18,010,735	$18,361,844	$20,303,737	$22,642,481
Operating income	$6,651,972	$7,258,432	$7,075,080	$6,881,003	$5,915,762
Net income	$3,002,451	$1,400,288	$1,306,641	$4,044,231	$333,819
Net income attributable to the Company	$2,967,540	$1,316,394	$1,244,694	$3,832,289	$329,625
Net income per share-basic and diluted	$0.05	$0.02	$0.02	$0.07	$0.01

Note 14. Subsequent Events

On October 1, 2015, the Company Merger with Extra Space Storage and the sale of the Excluded Assets to Strategic 1031 were completed as described in Note 3, Merger. As a result, our stockholders and OP unit holders received $13.75 per share in cash or other consideration. Extra Space paid approximately $1.32 billion, and the remaining $90.4 million came from the sale of the Excluded Assets. Such payments fully satisfied all debt obligations outstanding as of September 30, 2015, and as discussed in Note 3, our executive officers were terminated and all severance payments due accordingly were made.

During October and November 2015, SST II made payments totaling approximately $47,000,000 to redeem of all outstanding SST II Preferred Units and pay in full all related accumulated and unpaid distributions.